Exhibit 10.6

HONDA CANADA FINANCE INC.

$1,300,000,000 AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 25, 2013

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent

CANADIAN IMPERIAL BANK OF COMMERCE

and

RBC CAPITAL MARKETS,

as Joint Bookrunners

CANADIAN IMPERIAL BANK OF COMMERCE

BMO CAPITAL MARKETS

and

RBC CAPITAL MARKETS,

as Co-Lead Arrangers

THE TORONTO-DOMINION BANK

and

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

as Co-Arrangers

BANK OF MONTREAL

ROYAL BANK OF CANADA

THE TORONTO-DOMINION BANK

and

BANK OF TOKYO-MITSUBISHI UFJ (CANADA),

as Co-Syndication Agents

MIZUHO CORPORATE BANK, LTD., CANADA BRANCH,

as Documentation Agent

and

THE FINANCIAL INSTITUTIONS LISTED

ON THE SIGNATURE PAGES,

as Banks

Section 1	Definitions and Accounting Matters.	1
1.1	Certain Defined Terms.	1
1.2	Accounting Terms and Determinations.	12
1.3	Cross-References.	13
1.4	Use of Certain Terms.	13
Section 2	Accommodations and Commitments.	14
2.1	Availability.	14
2.2	Changes of Commitments.	14
2.3	Loans.	15
2.4	Bankers’ Acceptances.	15
2.5	Several Obligations.	17
2.6	Evidence of Indebtedness.	17
2.7	Undrawn Fee.	17
2.8	Utilization Fee.	18
2.9	Increase in Commitments.	18
2.10	Extension of Commitments.	19
2.11	Defaulting Banks.	21
Section 3	Borrowings.	23
3.1	Borrowings.	23
3.2	Repayments of Loans.	23
Section 4	Payments of Principal and Interest.	23
4.1	Maturity of Loans.	23
4.2	Interest.	23
4.3	Conversions.	24
Section 5	Payments; Pro Rata Treatment; Computations; Etc.	24
5.1	Payments.	24
5.2	Pro Rata Treatment.	25
5.3	Computations.	25
5.4	Interest Act (Canada).	25
5.5	Certain Minimum Amounts.	26
5.6	Certain Notices.	26
5.7	Non-Receipt of Funds by the Administrative Agent.	27
5.8	Sharing of Payments, Etc.	28
Section 6	Yield Protection and Illegality.	28
6.1	Additional Costs.	28
6.2	Illegality.	30
6.3	Compensation.	30
6.4	Replacement Banks.	30
6.5	Taxes.	31
Section 7	Conditions Precedent.	32
7.1	Effective Date.	32
7.2	All Accommodations.	33

( ii )

(continued)

Section 8	Representations and Warranties.	34
8.1	Organization and Good Standing.	34
8.2	Due Qualification.	34
8.3	Power and Authority.	34
8.4	Financial Statements.	35
8.5	No Consents.	35
8.6	Binding Obligations.	35
8.7	No Violation.	35
8.8	No Proceedings.	35
8.9	Compliance with Laws.	36
8.10	Pensions.	36
8.11	Payment of Taxes.	36
8.12	No Material Misstatement or Omission.	36
8.13	HMC Support Agreement.	36
8.14	No Proposed Changes to HMC Support Agreement.	36
Section 9	Affirmative Covenants.	37
9.1	Information; Notices.	37
9.2	Conduct of Business; Corporate Existence.	38
9.3	Compliance with Laws.	39
9.4	Payment of Taxes.	39
9.5	Pension and Benefits.	39
9.6	Maintenance of Property.	39
9.7	Keeping of Records and Books.	39
9.8	Access and Inspection of Records.	39
9.9	Ranking of Obligations.	40
9.10	Maintenance of Positive Consolidated Tangible Net Worth.	40
9.11	Copy of Amendments or Modifications of the HMC Support Agreement.	40
Section 10	Negative Covenants.	40
10.1	Negative Pledge.	40
10.2	Limitation on Mergers and Consolidations.	43
10.3	Disposition of Assets.	43
10.4	Use of Proceeds.	44
10.5	Transactions with Affiliates.	44
Section 11	Events of Default.	44
Section 12	The Agents.	47
12.1	Appointment, Powers and Immunities.	47
12.2	Reliance by Agents.	47
12.3	Defaults.	48
12.4	Rights as a Bank.	48
12.5	Indemnification.	48
12.6	Non-Reliance on Agents and Other Banks.	49
12.7	Failure to Act.	49
12.8	Resignation/Substitution of Administrative Agent.	49
12.9	Amendments Concerning Agency Function.	50

( iii )

(continued)

12.10	Liability of Agent.	51
12.11	Transfer of Administrative Agency Function.	51
Section 13	Miscellaneous.	51
13.1	Waiver.	51
13.2	Notices.	51
13.3	Expenses; Documentary Taxes; Indemnification.	52
13.4	Amendments and Waivers.	53
13.5	Successors and Assigns; Participations; Assignments.	53
13.6	Right of Set-off.	56
13.7	Survival.	56
13.8	Counterparts.	57
13.9	Severability; Headings Descriptive.	57
13.10	Domicile of Accommodations.	57
13.11	Limitation of Liability.	57
13.12	Treatment of Certain Information.	57
13.13	Limit on Rate of Interest.	57
13.14	Submission to Jurisdiction; Service of Process; Venue.	58
13.15	GOVERNING LAW.	58
13.16	WAIVER OF JURY TRIAL.	59

EXHIBIT “A”	Form of Borrower’s Officer’s Certificate
EXHIBIT “B-1”	Opinion of Counsel to the Borrower
EXHIBIT “B-2”	Opinion of Special New York Counsel to HMC
EXHIBIT “B-3”	Opinion of Japanese Counsel to HMC
EXHIBIT “C”	Transfer Supplement
EXHIBIT “D”	Form of Request for Commitment Increase
EXHIBIT “E”	Form of Notice of Request for Commitment Increase
EXHIBIT “F”	Form of Consent to Increase Commitment
EXHIBIT “G”	Commitments
EXHIBIT “H”	Form of Drawing Notice
EXHIBIT “I”	Form of Extension Request

( iv )

$1,300,000,000 AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 25, 2013 (including the Exhibits and Schedules hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), among HONDA CANADA FINANCE INC., a Canada corporation (the “Borrower”); each of the financial institutions that are listed on the signature pages hereto and may be added from time to time as Banks; CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent, and the other Agents party hereto.

WHEREAS, the Borrower, the Administrative Agent and the Banks were party to a credit agreement dated as of March 26, 2007, as amended pursuant to a first amending agreement dated as of January 1, 2008, and as further amended by a letter agreement between the Administrative Agent and the Borrower dated March 6, 2008 (collectively, the “Original Agreement”); and

WHEREAS the Borrower has requested a reduction of the commitments under the Original Agreement and certain other amendments, and the Banks have agreed to amend and restate the Original Agreement upon the terms and conditions set out herein;

NOW THEREFORE IT IS AGREED:

Section 1	Definitions and Accounting Matters.

1.1	Certain Defined Terms.

As used herein, the following terms shall have the following meanings (all terms defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accommodation” means (i) a Loan made by a Bank on the occasion of any Borrowing, and (ii) the creation and purchase of Bankers’ Acceptances or the purchase of completed Drafts by a Bank or by any other Person on the occasion of any Drawing (each of which is a “Type” of Accommodation).

“Accommodation Notice” means a notice of Borrowing or a Drawing Notice, as the case may be.

“Accommodations Outstanding” means, in relation to the Borrower and any Bank at any time, an amount equal to the sum of (i) the aggregate principal amount of all outstanding Loans made by the Bank, and (ii) the aggregate Face Amount of all outstanding Bankers’ Acceptances, completed Drafts and BA Equivalent Notes which the Bank has purchased or arranged to have purchased; and in relation to the Borrower and all Banks means the sum of the Accommodations Outstanding to each Bank.

“Additional Costs” shall have the meaning assigned to that term in Section 6.1(a).

“Administrative Agent” shall mean CIBC, in its capacity as administrative agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Office” shall mean the office of the Administrative Agent, located at 5th Floor, Atrium on Bay, 595 Bay Street, Toronto, Ontario M5G 2C2.

“Administrative Questionnaire” shall mean, with respect to each Bank, an Administrative Questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

“Advance Date” shall have the meaning assigned to that term in Section 5.7. “Affected Bank” shall have the meaning assigned to that term in Section 6.4.

“Affected Bank” shall have the meaning assigned to that term in Section 6.4.

“Affiliate” shall mean, when used with respect to any Person, another Person that controls or is controlled by or is under common control with such Person. As used in this definition, “control” or “controlled” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or ownership interests, by contract or otherwise).

“Agents” shall mean the Administrative Agent, the Co-Lead Arrangers, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agent and the Joint Bookrunners.

“Agreement” shall have the meaning assigned to that term in the preamble.

“Applicable Lending Office” shall mean, for each Bank, the office for notices to, or the lending office of, such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower.

“Applicable Margin” shall mean, for any day, for Drafts, Prime Rate Loans and Undrawn Fees, the percentage per annum set forth below with respect thereto which corresponds to the Borrower’s Rating Level for such day:

Borrower’s Rating Level	Drafts	Prime Rate Loans	Undrawn Fees

1	0.60%	0.00%	0.09%
2	0.70%	0.00%	0.10%
3	1.00%	0.00%	0.15%
4	1.25%	0.25%	0.1875%

“Applicable Stamping Fee” shall mean with respect to each Draft drawn by the Borrower and purchased by any Person on any Drawing Date, an amount equal to the corresponding Applicable Margin multiplied by the aggregate Face Amount of the Draft, calculated on the basis of the term to maturity of the Draft and a year of 365 days.

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Augmenting Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Authorized Officer” means, relative to any Credit Party, either its chairman, one of its vice chairmen, a representative director, its president, one of its vice presidents or its treasurer, and either its secretary or one of its assistant treasurers or assistant secretaries or by such other Person as may be authorized by the Board of Directors or equivalent body of such Credit Party, whose signatures and incumbency shall have been certified to the Administrative Agent and the Banks pursuant to Section 7.1(a) or pursuant to a certificate delivered to the Banks after the Effective Date in form and substance satisfactory to the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“Bankers’ Acceptance” shall have the meaning assigned to that term in Section 2.4(a).

“BA Equivalent Note” shall have the meaning assigned to that term in Section 2.4(d).

“BA Instruments” means, collectively, Bankers’ Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“Banks” shall mean each of the banks and the other financial institutions from time to time party to this Agreement (including Purchasing Banks that become Banks pursuant to Section 13.5), and unless the context shall otherwise require, the term “Banks” shall include Increasing Banks and Augmenting Banks.

“Borrower” shall have the meaning assigned to that term in the preamble.

“Borrower’s Debt Ratings” shall mean the ratings of the Index Debt of the Borrower assigned by Moody’s, S&P and DBRS; provided, however, if one such rating differs from the other two such ratings, then the common ratings of the two agencies will apply. If all three such ratings differ, then the middle rating of the three shall apply; provided, that if any of Moody’s, S&P or DBRS shall not have in effect a rating for the Borrower’s Index Debt, then the Applicable Margin shall be determined based on the rating of the Borrower’s Index Debt by such other agencies and if such ratings differ, the lower rating or, if more than one rating level separates the two ratings, the Applicable Margin shall be determined based on the midpoint rating of the two ratings, provided, further, if no rating is available, then the applicable Borrower’s Rating Level shall be level 4.

“Borrower’s Rating Level” shall mean the number set forth below in the column “Borrower’s Rating Level” which corresponds to the Borrower’s Debt Ratings. Each change in the Borrower’s Rating Level shall take effect at the time of the applicable change in the Borrower’s Debt Ratings.

Borrower’s Rating Level	Borrower’s Debt Ratings
	Moody’s	S&P	DBRS
1	Aa3 or greater	AA- or greater	AA (Low) or greater
2	A1/A2	A+/A	A (High)/A
3	A3	A-	A (Low)
4	Baal or lower	BBB+ or lower	BBB (High) or lower

“Borrowing” means a borrowing consisting of one or more Loans.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Toronto, Ontario or Montreal, Quebec.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the Borrower or any of its Subsidiaries having employees in Canada.

“Canadian Pension Plans” means each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by the Borrower or any of its Subsidiaries for its Canadian employees or former Canadian employees but does not include the Canada Pension Plan or any provincial pension plan that is maintained by the Government of Canada or a Province, respectively.

“CDOR BA Rate” means, for any Business Day, the annual rate of interest equivalent to the average of the yields (expressed as an annual percentage rounded upwards to the nearest fifth decimal point) quoted on the Reuters Money Market CDOR page as of 10:00 a.m., Toronto time, on such day for bankers’ acceptances denominated in Canadian Dollars, having a maturity similar to that of the Bankers’ Acceptances with respect to which such rate is being determined and, where different rates are shown for different amounts, for an amount which is closest to the aggregate Face Amount of Bankers’ Acceptances the Borrower has requested the Banks accept on such day. If for any such Business Day such rate does not appear on such CDOR Page, “CDOR BA Rate” shall mean for such day, the yearly rate of interest equivalent to the arithmetical mean of the discount rates (expressed as an annual percentage, rounded upwards to the nearest fifth decimal point), charged by money market jobbers for non-interest bearing bills of exchange accepted by the Administrative Agent, having a maturity similar to that of the Bankers’ Acceptances with respect to which such rate is being determined and having a Face Amount which is closest to the aggregate Face Amount of Bankers’ Acceptances the Borrower has requested the Banks accept on such day.

“CIBC” means Canadian Imperial Bank of Commerce and its successors and assigns.

“Co-Arrangers” shall mean each of The Toronto-Dominion Bank and Bank of Tokyo-Mitsubishi UFJ (Canada), in their capacity as Co-Arrangers for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Arrangers shall have no rights, duties, obligations or responsibilities beyond those of a Bank.

“Co-Lead Arrangers” shall mean each of CIBC, RBC Capital Markets and BMO Capital Markets, in their capacity as Co-Lead arrangers for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Lead Arrangers shall have no rights, duties, obligations or responsibilities beyond those of a Bank and, in the case of CIBC, the Administrative Agent.

“Commitment” shall mean, as to each Bank, the amount set forth opposite such Bank’s name on Exhibit “G” hereto under the caption “Commitment” (as the same may be reduced pursuant to Sections 2.2 or terminated pursuant to Sections 2.2 and Section 11 or as otherwise adjusted from time to time to give effect to assignments made in accordance with Sections 13.5(c)). Unless the context otherwise requires, the term “Commitment” shall also include Commitments made by Increasing Banks and Augmenting Banks pursuant to Section 2.9.

“Commitment Termination Date” shall mean March 24, 2014, subject to extension in accordance with Section 2.10 (in which case, the Commitment Termination Date shall mean and be the New Commitment Termination Date with respect to the Banks or a Bank, as the case may be); provided, that if such day is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Consolidated Net Tangible Assets” shall have the meaning assigned to that term in Section 10.1(b)(i).

“Co-Syndication Agents” shall mean each of Bank of Montreal, Royal Bank of Canada and Bank of Tokyo-Mitsubishi UFJ (Canada) in their capacity as Co-Syndication agents for the Banks hereunder, and their respective successors and assigns in such capacity. The Co-Syndication Agents shall have no rights, duties, obligations or responsibilities beyond those of a Bank.

“Credit Documents” shall mean this Agreement and the HMC Support Agreement.

“Credit Exposure” shall have the meaning assigned to that term in Section 13.5(b).

“Credit Parties” shall mean each of the Borrower and HMC.

“DBRS” shall mean DBRS Limited.

“Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person as lessee which shall have been or should be recorded as capital leases, (c) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under interest rate and currency exchange, collar, cap, swap or similar agreements, (e) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person and (f) all Debt of others of the kinds referred to in clauses (a) through (e) above guaranteed by such Person. For the avoidance of doubt, any obligations in respect of Securitization Transactions that would be characterized as indebtedness under generally accepted accounting principles shall be treated as “Debt” hereunder.

“Default” shall mean an Event of Default or an event, act or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Bank” means any Bank that:

(a) has failed to (i) fund all or any portion of its Accommodations within two Business Days of the date such Accommodations were required to be funded hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Bank any other amount required to be paid by it herunder within two Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent or any Bank in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Bank’s obligation to fund an Accommodation hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder;

(d) has failed to fulfill its obligations (whether as agent, lender or letter of credit issuer) under one or more other syndicated credit facilities; or

(e) has or has a direct or indirect parent company that has (i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent, (ii) become the subject of a proceeding under laws relating to bankruptcy, insolvency, reorganization or relief of debtors, or (iii) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets;

provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.11(e)) upon delivery of written notice by the Administrative Agent of such determination to the Borrower and each Bank.

“Discount Rate” means (i) with respect to any Bank which is a bank whose name appears on Schedule I to the Bank Act (Canada), the CDOR BA Rate on such day; and (ii) with respect to any Bank whose name does not appear on Schedule I to the Bank Act (Canada), (A) at any time that the Borrower’s Debt Rating is less than or equal to Baa or to BBB, as the case may be, the CDOR BA Rate on such day plus 0.10% and (B) at any other time, the CDOR BA Rate on such date.

“Documentation Agent” shall mean Mizuho Corporate Bank, Ltd., Canada Branch, in its capacity as documentation agent for the Banks hereunder, and its respective successors and assigns in such capacity. The Documentation Agent shall have no rights, duties, obligations, or responsibilities beyond those of a Bank.

“Dollars”, “Canadian Dollars” and “$” shall mean lawful money of Canada.

“Draft” means, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act, or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Bank or any other Person and bearing such distinguishing letters and numbers as the Bank or the Person may determine, but which at such time has not been completed as to the payee or accepted by the Bank or the Person.

“Drawing” means (i) the creation and purchase of Bankers’ Acceptances by a Bank or by any other Person pursuant to Section 2.4, or (ii) the purchase of completed Drafts by a Bank or by any other Person pursuant to Section 2.4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 2.4(d).

“Drawing Notice” shall have the meaning assigned to that term in Section 2.4(d).

“Drawing Price” means, in respect of Bankers’ Acceptances or Drafts to be purchased by a Bank or any other Person, the difference between (i) the result (rounded to the nearest whole cent, with one half of one cent being rounded up) obtained by dividing the aggregate Face Amount of the Bankers’ Acceptances or Drafts by the sum of one plus the product of (A) the Discount Rate multiplied by (B) a fraction the numerator of which is the number of days in the term of maturity of the Bankers’ Acceptances or Drafts and the denominator of which is 365, and (ii) the aggregate Applicable Stamping Fee.

“Effective Date” shall mean March 25, 2013; provided, that the conditions set forth in Section 7.1 of this Agreement have been satisfied or waived.

“Event of Default” shall have the meaning assigned to that term in Section 11.

“Extending Bank” shall have the meaning assigned to that term in Section 2.10(a).

“Face Amount” means, in respect of a BA Instrument, the amount payable to the holder on its maturity.

“generally accepted accounting principles” shall mean generally accepted accounting principles of Canada as in effect from time to time.

“Governmental Authority” shall mean any nation (including Japan, Canada and the United States) or government, any province, state or agency, instrumentality or other political subdivision thereof, including any central bank or comparable agency, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HMC” shall mean Honda Motor Co., Ltd., a corporation organized under the laws of Japan, and its successors and assigns.

“HMC Support Agreement” shall mean the Keep Well Agreement dated September 26, 2005 between HMC and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Increasing Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Indemnified Party” shall have the meaning assigned to that term in Section 13.3(b).

“Index Debt” shall mean the Borrower’s senior, unsecured, long-term indebtedness for borrowed money that has no credit enhancement other than the HMC Support Agreement.

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Bookrunners” shall mean each of CIBC and RBC Capital Markets, in their capacity as joint bookrunners for the Banks hereunder, and their respective successors and assigns in such capacity. The Joint Bookrunners shall have no rights, duties, obligations or responsibilities beyond those of a Bank and, in the case of CIBC, the Administrative Agent.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), trust, deemed trust, charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever in respect of any assets or property, to secure payment of a debt or performance of an obligation.

“Loans” shall mean the loans made available to the Borrower pursuant to Section 2.3 and “Loan” means any one of such loans. All Loans made under this Agreement are denominated in Canadian Dollars and are designated a “Prime Rate Advance”. Unless the context otherwise requires, the term “Loans” shall also include Loans made by Increasing Banks and Augmenting Banks pursuant to Section 2.9.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, on the ability of any Credit Party to fulfill its obligations under any Credit Document to which it is a party, or on the enforceability of any Credit Document.

“Moody’s” means Moody’s Investors Service, Inc.

“New Commitment Termination Date” shall have the meaning assigned to that term in Section 2.10(a).

“Non-Excluded Taxes” shall have the meaning assigned to that term in Section 6.5(a).

“Non-Increasing Bank” shall have the meaning assigned to that term in Section 2.9(a).

“Nonrecourse”, in respect of the Borrower or any Subsidiary and any Securitization Transaction, means that the Borrower, or such Subsidiary, as the case may be, has no obligation in respect of any payment due on such Securitization Transaction other than Permitted Securitization Obligations.

“Notice of Default” shall have the meaning assigned to that term in Section 12.3.

“Officer’s Certificate” shall mean, with respect to any Credit Party, a certificate signed in the name of such Credit Party by an Authorized Officer.

“Participant” shall have the meaning assigned to that term in Section 13.5(b).

“Payor” shall have the meaning assigned to that term in Section 5.7.

“Permitted Securitization Obligations” shall mean obligations of the Borrower or any of its Subsidiaries incurred in connection with any Securitization Transaction; provided, however, that, if (i) there is recourse to the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) for credit defaults by the obligors in respect of the Receivables that are the subject of such Securitization Transaction and (ii) such recourse is not limited to such Receivables and the Receivables Related Assets (or undivided or beneficial interests in such Receivables and Receivables Related Assets) that are the subject of such Securitization Transaction then such obligations shall not be considered “Permitted Securitization Obligations” within the meaning of this definition to the extent that, in accordance with generally accepted accounting principles, such obligations would be required to be included as a liability on a consolidated balance sheet of the Borrower or its Subsidiaries.

“Person” shall mean any natural person, corporation, limited liability company, voluntary association, cooperative, partnership, joint venture, trust, unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement (including, to the extent permitted by applicable law, overdue interest), a rate per annum equal to 2% above the Prime Rate as in effect from time to time plus the corresponding Applicable Margin.

“Prime Rate” means, at any time, the greater of (i) the rate of interest per annum equal to the per annum rate of interest quoted, published and commonly known as the “prime rate” of the Administrative Agent which the Administrative Agent establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian Dollars to its Canadian borrowers, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to the Borrower or any other Person, and (ii) the sum of (y) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by the Administrative Agent), and (z) 1.00%.

“Prime Rate Loans” shall mean Loans which bear interest at a rate based upon the Prime Rate.

“Principal Subsidiary” shall mean at any time each Subsidiary which (i) has assets with a book value equaling 15% or more of the book value of the assets of the Borrower and its consolidated Subsidiaries taken as a whole; (ii) has gross revenue equaling 15% or more of the gross revenue of the Borrower and its consolidated Subsidiaries taken as a whole; (iii) or has net worth equaling 15% or more of the net worth of the Borrower and its consolidated Subsidiaries taken as a whole; in the case of clauses (i) and (iii) measured as of the last fiscal quarter then ended and in the case of clause (ii), measured as of the last four fiscal quarters then ended.

“Pro Rata Share” shall mean, at any time, with respect to any Bank, the percentage corresponding to the fraction, the numerator of which shall be the amount of the Commitment of such Bank, and the denominator of which shall be the aggregate amount of the Commitments of all of the Banks and, if the Commitments shall have been telininated, the numerator of which shall be the Accommodations Outstanding of such Bank and the denominator of which shall be the Accommodations Outstanding of all Banks.

“Purchasing Bank” shall have the meaning assigned to that term in Section 13.5(c).

“Qualified Successor” shall have the meaning assigned to that term in Section 12.8(b).

“Quarterly Dates” shall mean the first Business Day of each January, April, July and October, the first of which shall be the first Quarterly Date occurring after the Effective Date.

“Receivable” shall mean any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from (i) the financing by the Borrower or any of its Subsidiaries of property, equipment or services or (ii) the leasing by the Borrower or any of its Subsidiaries of property or equipment, and in each case monies due thereunder, security interests in the property, equipment and services financed or leased thereby and any and all other related rights.

“Receivables Related Assets” shall mean the collective reference to: (i) any rights arising under the documentation governing or relating to a Receivable (including rights in respect of Liens securing such Receivables, other credit support in respect of such Receivables and any proceeds of insurance policies maintained by an obligor of such Receivable which has been assigned or issued to or for the benefit of the Borrower or any of its Subsidiaries, as applicable, or pursuant to which Borrower or any of its Subsidiaries, as applicable, has been named an insured party), (ii) any proceeds of a Receivable and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing the sale, conveyance, lease or other transfer of a Receivable or otherwise funded with such Receivable and (v) any rights or ownership interests in respect of the property or equipment leased or financed pursuant to a Receivable (including proceeds from the disposition of such property or equipment and any proceeds of insurance policies relating to physical damage, loss or breakdown of the property or equipment or insuring the residual value of the property or equipment).

“Regulatory Change” shall mean with respect to any Bank (a) the enactment or taking effect of or any change in, or in the interpretation or application by any Governmental Authority of any law or regulation, domestic or foreign (other than a law or regulation related to the taxation of the overall net income of such Bank or its Canadian branch, as applicable, or franchise taxes imposed in addition to or in lieu of income taxes), or (b) the compliance by such Bank (or for the purposes of Section 6.1(c), any of its affiliates) with any guideline or request from any Governmental Authority, domestic or foreign (whether or not having the force of law), in each case, other than those promulgated prior to the Effective Date, provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, regulations, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian, United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Required Banks” shall mean, at any time, Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Banks holding more than 50% of the Accommodations Outstanding. Subject to Section 2.11(b), the Commitments or Accommodations Outstanding of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Required Payment” shall have the meaning assigned to that term in Section 5.7.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc.

“Securitization Transaction” shall mean any transaction or series of transactions that are Nonrecourse to the Borrower and its Subsidiaries and have been or may be entered into by the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, or may grant a Lien upon or a leasehold interest in, any Receivables or Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) of the Borrower or any of its Subsidiaries.

“Six Month Period” shall mean each 6 month period ending on March 31st and September 30th of each year commencing with the Six Month Period ending September 30, 2012.

“Special Purpose Subsidiary” shall mean any Subsidiary of the Borrower which (i) is formed for the purpose of effecting a Securitization Transaction and engaging in other activities reasonably related thereto and (ii) is structured as a “bankruptcy-remote subsidiary” in accordance with customary practices in the asset-backed securitization market.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) of which more than 50% of the voting securities of such Other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context expressly provides otherwise, the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Transferee” shall have the meaning assigned to that term in Section 13.5(d).

“Transfer Supplement” shall have the meaning assigned to that term in Section 13.5(c).

“Undrawn Fee” shall have the meaning assigned to that term in Section 2.7.

“Utilization Fee” shall have the meaning assigned to that term in Section 2.8.

1.2	Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent and the Banks shall (unless otherwise disclosed to the Administrative Agent and the Banks in writing at the time of delivery thereof in the manner described in subSection (b)) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent (which, prior to the delivery of the first financial statements under Section 9.1(a), shall mean the audited financial statements as at March 31, 2012 as referred to in Section 8.4). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent and the Banks pursuant to Section 9.1(a) (or, prior to the delivery of the first financial statements under Section 9.1(a), used in the preparation of the audited financial statements as at March 31, 2012 as referred to in Section 8.4), unless, in the event that such financial statements are accompanied by a variation description referred to in subSection (b) below, (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Banks shall so object in writing 30 days after delivery of such financial statements and variation description, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements as referred to in Section 8.4).

(b) The Borrower shall deliver to the Administrative Agent and the Banks at the same time as the delivery of any financial statements under Section 9.1 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the immediately preceding financial statements as to which no objection has been made in accordance with the last sentence of subSection (a) above (which, in the case of the first financial statements delivered under Section 9.1(a), shall mean the audited financial statements referred to in Section 8.4), and reasonable estimates for the difference between such statements arising as a consequence thereof.

1.3	Cross-References.

Unless otherwise specified, references in a Credit Document to any Section are references to such Section of such Credit Document, and references in any Section or definition to any clause are references to such clause of such Section or definition.

1.4	Use of Certain Terms.

(a) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto:

(i) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;

(ii) the words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Credit Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned;

(iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(iv) the expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Accommodations and any other obligations of the Borrower or Credit Party hereunder shall mean the payment in full, in immediately available funds, of all the Accommodations and any other obligations of the Borrower or Credit Party hereunder; and

(v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, capital securities, securities, revenues, accounts, leasehold interests and contract rights.

(b) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and analogous references are to this Agreement unless otherwise specified.

(c) References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

Section 2	Accommodations and Commitments.

2.1	Availability.

Each Bank severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations to the Borrower during the period from and including the Effective Date to but not including the Commitment Termination Date. The Accommodations Outstanding to each Bank at any one time shall not exceed the amount of such Bank’s Commitment as then in effect. Subject to the terms of this Agreement, during such period, the Borrower may borrow, repay and reborrow the aggregate amount of the Commitments and no payment of Accommodations Outstanding shall reduce the Commitments; provided, that the aggregate amount of Accommodations Outstanding, at any one time shall not exceed the aggregate amount of the Commitments at such time. Accommodations shall be made available as (i) Loans pursuant to Section 2.3, or (ii) Bankers’ Acceptances pursuant to Section 2.4.

2.2	Changes of Commitments.

The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date. In addition, the Borrower shall have the right to terminate or reduce the Commitments at any time or from time to time; provided, that (a) the Borrower shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.6; (b) each partial reduction shall be in the amounts provided in Section 5.5; and (c) at no time shall the total amount of the Commitments be less than the aggregate amount of Accommodations Outstanding. Commitments terminated or reduced may not be reinstated.

2.3	Loans.

(a) Making of Loans. Each Bank severally agrees, on the terms and conditions of this Agreement, to make Loans to the Borrower from time to time on any Business Day prior to the Commitment Termination Date. Each Borrowing under this Agreement shall be made to the Borrower on the same day rateably by the Banks and shall be in the aggregate minimum amount of $10,000,000 or a larger whole multiple of $1,000,000.

(b) Procedure for Borrowing. Each Borrowing shall be made on the number of days prior notice specified in Section 5.6, given by the Borrower to the Administrative Agent. Upon receipt by the Administrative Agent of funds from the Banks and fulfilment of the applicable conditions set forth in Section 7, the Administrative Agent will make such funds available to the Borrower in accordance with Section 3.1.

2.4	Bankers’ Acceptances.

(a) Acceptances and Drafts. Each Bank severally agrees, subject to and on the terms and conditions of this Agreement and from time to time on any Business Day prior to the Commitment Termination Date (i) in the case of a Bank which is willing and able to accept Drafts, to create acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 2.4(d), and (ii) in the case of a Bank which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by the Bank or any other Bank) in accordance with Section 2.4(d).

(b) Drawing Amounts. Each Drawing shall be in a minimum Face Amount of $10,000,000 and in an integral multiple of $1,000,000, and shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged by the Banks in accordance with Section 2.4(d) and their respective Bank’s Commitment. If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on any Drawing (upon a conversion or otherwise) will not be created and purchased rateably by the Banks in accordance with Section 2.4(c) and Section 2.4(d), then the requested Face Amount of Bankers’ Acceptances and Drafts shall be rounded to the nearest $1,000 increments or reduced to such lesser amount as the Administrative Agent determines will permit rateable sharing and the amount by which the requested Face Amount shall have been so rounded or reduced shall be converted or continued, as the case may be, as a Prime Rate Loan to be made contemporaneously with the Drawing.

(c) Form of Drafts. Each Draft presented by the Borrower shall (i) be dated the date of the Drawing, and (ii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 1, 2, 3 or 6 months at the election of the Borrower after the Drawing Date and on or prior to the Commitment Termination Date and which would not, in the opinion of the Administrative Agent, conflict with the Commitment Termination Date.

(d) Procedure for Drawing. Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Administrative Agent in accordance with Section 5.6. Each Drawing Notice shall be in substantially the form of Exhibit “H”, shall be irrevocable and binding on the Borrower and shall specify (i) the Drawing Date, (ii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be), and (iii) the contract maturity date for the Drafts. Not later than 12:00 noon (Toronto time) on an applicable Drawing Date, each Bank shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Bankers’ Acceptances so created for the Drawing Price, or (ii) purchase the Drafts for the Drawing Price. In each case, upon receipt of the Drawing Price and upon fulfilment of the applicable conditions set forth in Section 7, the Administrative Agent shall make funds available to the Borrower by depositing the same, in immediately available funds, in an account specified by the Borrower or, if no such account is specified, in an account of the Borrower maintained with the Administrative Agent at the Administrative Office. The Borrower shall, at the request of a Bank, issue one or more non-interest bearing promissory notes (each a “BA Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as the Bank may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Bank has purchased in accordance with this Section 2.4(d). Bankers’ Acceptances purchased by a Bank may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion.

(e) Presigned Draft Forms. To enable the Banks to create Bankers’ Acceptances or complete Drafts in the manner specified in this Section 2.4, the Borrower shall supply each Bank with such number of Drafts as it may reasonably request, duly endorsed and executed on behalf of the Borrower. The Borrower hereby appoints each Bank as its attorney to sign and endorse on its behalf as and when deemed necessary by such Bank, blank forms of Drafts in the form required by such Bank. All Drafts signed or endorsed by a Bank on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Bank will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of uncompleted Drafts held by it for the Borrower. The signature of any officer of the Borrower on a Draft may be mechanically reproduced and BA Instruments bearing facsimile signature shall be binding upon the Borrower as if they had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of signature, at the date of its acceptance by a Bank or at any time after such date, any BA Instrument so signed shall be valid and binding upon the Borrower.

(f) Payment, Conversion or Renewal of BA Instruments. Upon the maturity of a BA Instrument, the Borrower may (i) elect to issue a replacement BA Instrument by giving a Drawing Notice in accordance with Section 2.4(d), (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to a Loan by giving a notice of borrowing in accordance with Section 2.3(b), or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the BA Instrument, to the Administrative Agent on behalf of the applicable Bank, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that the Bank may be the holder of it at maturity). Any such payment shall satisfy the Borrower’s obligations under the BA Instrument to which it relates and the relevant Bank shall then be solely responsible for the payment of the BA Instrument. If the Borrower fails to pay any BA Instrument when due or issue a replacement in the Face Amount of such BA Instrument pursuant to this Section 2.4(f), the unpaid amount due and payable shall be converted to a Prime Rate Loan made by the Banks rateably and shall bear interest calculated and payable as provided in Section 4. This conversion shall occur as of the due date and without any necessity for the Borrower to give a notice of borrowing. Prepayment of a BA Instrument is not permitted under this Agreement, except as provided in Section 2.9(b).

(g) Inability to Determine Rates, Etc. If the Required Banks determine that for any reason a market for Bankers’ Acceptances does not exist at any time or the Banks cannot for other reasons, after reasonable efforts, readily sell Bankers’ Acceptances or perform their other obligations under this Agreement with respect to Bankers’ Acceptances, the Administrative Agent will promptly so notify the Borrower and each Bank. Thereafter, the Borrower’s right to request the acceptance of Bankers’ Acceptances shall be and remain suspended until the Required Banks determine and the Administrative Agent notifies the Borrower and each Bank that the condition causing such determination no longer exists.

2.5	Several Obligations.

The failure of any Bank to make any Accommodation to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Accommodation on such date, and no Bank shall be responsible for the failure of any other Bank to make an Accommodation to be made by such other Bank.

2.6	Evidence of Indebtedness.

The indebtedness of the Borrower resulting from the Accommodations made to the Borrower by each Bank shall be evidenced by the books and records of the Administrative Agent which shall be prima facie evidence of the amount of such Accommodations Outstanding, absent manifest error.

2.7	Undrawn Fee.

The Borrower shall pay to the Administrative Agent for the account of each Bank (other than any Defaulting Bank) an undrawn fee (the “Undrawn Fee”), for each day during the periods from and including the Effective Date to but excluding the earlier of the date such Bank’s Commitment is terminated and the Commitment Termination Date, on the daily average amount of such Bank’s Commitment which is unused, equal to the corresponding Applicable Margin.

Accrued Undrawn Fees shall be payable (i) on the Quarterly Dates, and (ii) on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

2.8	Utilization Fee.

At any time that the aggregate amount of the Accommodations Outstanding shall exceed 25% of the aggregate amount of Commitments, the Borrower shall pay to the Administrative Agent for the account of each Bank a utilization fee (the “Utilization Fee”), for each day equal to the product of 0.25% multiplied by the daily average aggregate amount of the Accommodations Outstanding of such Bank and shall accrue so long as such usage shall continue.

Accrued Utilization Fees shall be payable (i) on the Quarterly Dates and (ii) on the earlier of the date the Commitments are terminated and the Commitment Termination Date (and thereafter, on demand and, in any event, on the date the Loans shall be repaid in their entirety).

2.9	Increase in Commitments.

(a) The Borrower may, by written notice to the Administrative Agent in substantially the form of Exhibit “D”, request that the total Commitments be increased by an aggregate amount not to exceed $375,000,000; provided that the Borrower may not make more than 3 such requests. Such notice shall set forth the amount of the requested increase (which shall be in a minimum amount of $100,000,000 and in minimum increments of $5,000,000 above that amount) and the date on which such increase is requested to become effective (which shall be not less than 10 days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Commitment Termination Date). Upon the receipt of such request by the Administrative Agent, the Administrative Agent shall give notice promptly to each Bank substantially in the form of Exhibit “E”, which notice will offer each such Bank the opportunity to increase its Commitment by its applicable Pro Rata Share of the proposed increased amount. Each such Bank shall, by notice to the Borrower and the Administrative Agent substantially in the form of Exhibit “F”, given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Commitment by all or a portion of the offered amount (each Bank so agreeing being an “Increasing Bank”) or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Commitment) (each Bank so declining or being deemed to have declined being a “Non-Increasing Bank”). In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Increasing Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase requested by the Borrower, the Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Bank”), which may include any Bank, to extend Bank Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Bank that is not an existing Bank shall be subject to the prior written approval of the Administrative Agent (which approvals shall not be unreasonably withheld or delayed), and the Borrower and each Augmenting Bank that is not an existing Bank shall execute a joinder substantially in the form of Exhibit “F” or such other documentation as the Administrative Agent shall reasonably specify to evidence such Augmenting Bank’s Commitment and/or its status as a Bank hereunder. Any such increase may be made in an amount that is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Banks. The Borrower and the Administrative Agent shall execute an amendment to Exhibit “G” evidencing the revised Commitments.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.9, the Accommodations Outstanding (if any) are held by the Banks in accordance with their new applicable Pro Rata Shares. This may be accomplished at the reasonable discretion of the Administrative Agent, following consultation with the Borrower, (i) by requiring the Accommodations Outstanding to be prepaid with the proceeds of a new Accommodation, (ii) by causing Non-Increasing Banks to assign portions of their Accommodations Outstanding to Increasing Banks and/or Augmenting Banks, for a consideration that is not less than all principal and interest and fees accrued as to such Accommodations up to the effective date of such assignment or (iii) by any combination of the foregoing. Any prepayment or assignment described in this clause (b) shall be subject to Section 6.3, but shall otherwise be without premium or penalty.

Notwithstanding the foregoing, no increase in the Commitments shall become effective under this Section 2.9 unless (i) on the date of such increase, (A) no Default shall have occurred and be continuing or will result from the increase in Commitments as set forth herein and (B) the representations and warranties made by the Borrower in Section 8 shall be true and correct on and as of the date of the increase in Commitments with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the Borrower Debt Ratings assigned by S&P, Moody’s and DBRS to the Index Debt shall be equal to or better than their respective ratings of such Borrower’s Index Debt in effect as of the Effective Date (after giving effect to the incurrence of the Commitment increase or Accommodations, as the case may be), (iii) the Administrative Agent shall have received a compliance certificate certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) each of the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and (B) on a historical pro forma basis (after giving effect to the incurrence of the Commitment increase or Accommodations, as the case may be) as of the last day of the most recently completed Six Month Period with respect to which, pursuant to Section 9.1, financial statements have been, or are required to have been, delivered by the Borrower, the Borrower would be in compliance with Section 9.10 as of the last day of such Six Month Period and (iv) the Administrative Agent shall have received all fees to be mutually agreed between the Borrower and the Administrative Agent.

2.10	Extension of Commitments.

(a) The Borrower may, by notice to the Administrative Agent in substantially the form of Exhibit “I” hereto given not less than 60 nor more than 90 days prior to the yearly anniversary date of the Effective Date, request that the then existing Commitment Termination Date (as applicable, the “Existing Commitment Termination Date”) be extended to a date which is one year after the Existing Commitment Termination Date (as applicable, the “New Commitment Termination Date”). The Administrative Agent shall promptly advise each Bank of such request. Each Bank shall consider such request and may elect to extend or not to extend in its sole and independent discretion and may, at its option, conduct a full credit evaluation of the Borrower in considering such request. Each Bank agreeing to such extension (each an “Extending Bank”) shall notify the Administrative Agent thereof (which shall notify the Borrower) on or prior to the date which is 30 days prior to the Existing Commitment Termination Date (or if such 30th day is not a Business Day, then such notice may also be given on the next succeeding Business Day) (the “Consent Date”). Each Bank that determines not to extend the Existing Commitment Termination Date (a “Non-Extending Bank”) shall notify the Administrative Agent (which shall notify the Borrower) of such fact promptly after such determination (but in any event no later than the Consent Date). Any Bank that does not advise the Administrative Agent on or before the Consent Date shall be deemed to be a Non-Extending Bank until such Bank shall notify the Administrative Agent as aforesaid that it agrees to such extension.

(b) The Borrower shall have the right at any time with the consent of the Administrative Agent (which consent will not be unreasonably withheld) to replace each Non-Extending Bank with one or more other lenders (each for purposes of this Section 2.10, a “Replacement Bank”), each of which Replacement Banks shall have entered into either a Transfer Supplement substantially in the form of Exhibit “C” hereto or an agreement otherwise in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Replacement Bank shall undertake all or any portion of the Commitment(s) of one or more Non-Extending Banks (if any such Replacement Bank is a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).

(c) If Banks holding Commitments (not including the Commitments of the Replacement Banks) that aggregate more than 50% of the aggregate amount of the Commitments (not including the Commitments of the Replacement Banks) shall, by the Consent Date, have agreed to extend the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, such Existing Commitment Termination Date shall be extended as to the Extending Banks and any Replacement Bank only to the date so requested by the Borrower (provided, if such date is not a Business Day, then such Commitment Termination Date as so extended shall be the immediately preceding Business Day), the Commitment Termination Date shall be the New Commitment Termination Date as to the Extending Banks and any Replacement Bank only and each Replacement Bank shall thereupon become a “Bank” for all purposes of this Agreement.

(d) Notwithstanding the foregoing, the extension of the Existing Commitment Termination Date shall not be effective with respect to any Bank unless:

(i) Banks holding Commitments (not including the Commitments of the Replacement Banks) that aggregate more than 50% of the aggregate amount of the Commitments (not including the Commitments of the Replacement Banks) shall, by the Consent Date, have agreed to extend the Existing Commitment Termination Date then in effect;

(ii) the Administrative Agent has received the agreement to the extension, in writing, of the Borrower, the Replacement Banks and the Banks (other than the

Non-Extending Banks) (which may consist of the Borrower’s request for the extension in substantially the form of Exhibit “I”, the consent of each extending Bank to the extension and the Transfer Supplement or other document executed by each Replacement Bank, if any, pursuant to Section 2.9(b)); and

(iii) the Administrative Agent has received an Officer’s Certificate, dated no later than the Consent Date, to the effect that since the date of the most recent audited financial statements furnished to the Banks pursuant to Section 9.1 prior to the Consent Date, there has occurred no material adverse change in the business, operations, business prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole; as of the date of said certificate, no Default has occurred or is continuing or will result from extending the Commitment Termination Date; and, as of the date of said certificate, the representations and warranties made by the Borrower in Section 8 (excluding Section 8.4(b)) are true and correct with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). Upon fulfillment of all conditions for extension of the Existing Commitment Termination Date, the Administrative Agent shall issue a letter to the Borrower stating that all conditions precedent to the extension of the Existing Commitment Termination Date have been fulfilled and setting forth the New Commitment Termination Date.

(e) If the Existing Commitment Termination Date is not extended as aforesaid, the Borrower shall not be entitled to request any further extensions of the Existing Commitment Termination Date. If the Existing Commitment Termination Date is not extended with respect to a particular Non-Extending Bank pursuant to Section 2.10(a), then the existing Commitment of a Non-Extending Bank shall continue until the Existing Commitment Termination Date (which shall be the Commitment Termination Date for such Bank with respect to the Accommodations Outstanding together with all accrued interest and Fees and other amounts owing to such Bank), at which time the aggregate Commitments of the Banks hereunder shall be reduced by the Commitment of each such Non-Extending Bank, unless a Replacement Bank agrees to undertake the entire Commitment of the Non-Extending Bank, as provided in Section 2.10(a), pursuant to either a Transfer Supplement substantially in the form of Exhibit “C” hereto or an agreement otherwise in form and substance satisfactory to the Borrower and the Administrative Agent.

2.11	Defaulting Banks

Notwithstanding any provision in this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Undrawn Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank;

(b) such Defaulting Bank shall have no voting or consent rights with respect to matters under the Credit Documents solely except to the extent any proposed amendment or waiver (i) increases or decreases the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks and except pursuant to Section 13.5(c)), (ii) forgives or reduces the principal of or rate of interest on any Accommodation or any fees hereunder (other than Undrawn Fees), (iii) postpones the date fixed for any payment of Accommodations Outstanding or interest on any Accommodation or any fees hereunder (other than Undrawn Fees) or for any termination of any Commitment, (iv) changes the percentage of the Commitments or of the aggregate unpaid amount of the Accommodations Outstanding, or the number of Banks which shall be required for the Banks or any of them to take any action under Section 13.4 or any other provision of this Agreement, (v) amends the definition of “Required Banks,” (vi) amends, modifies or waives any provision of Section 13.4, (vii) extends the Commitment Termination Date, (viii) amends or waives any provisions in Section 5.2 or 5.8, or (ix) consents to any release or termination of the HMC Support Agreement. Accordingly, subject to the previous sentence, the Commitments and Accommodations Outstanding of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.4);

(c) to the extent permitted by law, the Administrative Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Administrative Agent any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), which payments shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent in such capacity hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Accommodation in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; and third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Bank to fund future Accommodations under this Agreement; provided that if such payment is a payment of the principal amount of any Accommodations in respect of which such Defaulting Bank has not fully funded its appropriate share, such payment shall be applied solely to pay the Accommodations Outstanding owed to all non-Defaulting Banks on a rateable basis prior to being applied to the payment of any Accommodations Outstanding to any Defaulting Bank until such time as all Accommodations are held by the Banks rateably in accordance with the Banks’ Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents thereto;

(d) for greater certainty, neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, employees, managers, administrators, trustees, agents, advisors and representatives shall be liable to any Bank (including a Defaulting Bank) for any action taken or omitted to be taken by it in connection with amounts received and deposited by the Administrative Agent in any account pursuant to this Section 2.11 and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Administrative Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction;

(e) in the event that the Administrative Agent and the Borrower each agrees in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Accommodations Outstanding of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Accommodations Outstanding in accordance with its rateable share whereupon such Bank will cease to be a Defaulting Bank. No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while the Bank was a Defaulting Bank. Except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

Section 3	Borrowings.

3.1	Borrowings.

The Borrower shall give the Administrative Agent notice of each Borrowing of Loans to be made hereunder as provided in Section 5.6. Not later than 12:00 p.m. (noon) Toronto time on the date specified for each such Borrowing hereunder, each Bank shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at the Administrative Office, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account specified by the Borrower or, if no such account is specified, in an account of the Borrower maintained with the Administrative Agent at the Administrative Office.

3.2	Repayments of Loans.

The Borrower shall have the right to repay Loans at any time or from time to time; provided that the Borrower shall give the Administrative Agent notice of each such repayment as provided in Section 5.6.

Section 4	Payments of Principal and Interest.

4.1	Maturity of Loans.

The Borrower hereby promises to pay to the Administrative Agent for the account of each Bank the Accommodations Outstanding together with all accrued interest and Fees and all other amounts payable in connection with this Agreement, on the Commitment Termination Date.

4.2	Interest.

The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of Borrowing of the Loan until the principal amount of the Loan is repaid in full at a rate per annum equal at all times to the Prime Rate in effect from time to time plus the corresponding Applicable Margin. Interest on Prime Rate Loans shall be calculated and payable in arrears (i) on the first Business Day of each month, and (ii) when the Loan becomes due and payable in full or is repaid. The Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of Borrowing of such Loan to but excluding the date such Loan shall be paid in full, at the Prime Rate plus the corresponding Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on any principal of any Loan made by such Bank and on any other amount payable by the Borrower hereunder to or for the account of such Bank (including, to the extent permitted by applicable law, overdue interest) during the continuance of an Event of Default at the applicable Post-Default Rate before as well as after judgment and before and after the commencement of a proceeding under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any similar debtor relief law. Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Borrower and the Banks to which such interest is payable.

Notwithstanding the foregoing, any interest payment date which would fall on a day which is not a Business Day shall fall on the next succeeding Business Day.

4.3	Conversions.

The Borrower may (x) continue any BA Instrument as such, provided no Event of Default shall then exist, or convert any BA Instrument into a Prime Rate Loan, in each case, effective upon the maturity date of such BA Instrument, or (y) convert any Prime Rate Loan into a BA Instrument (provided that no Event of Default shall then exist), in each case, by giving notice in accordance with Section 5.6 as if such continuation or conversion were a Borrowing or Drawing, as the case may be, of an Accommodation of the Type of Accommodation being continued or into which such Accommodation is being converted; and references to notices of borrowing or to Borrowings or Drawing Notices in Sections 5.5 and 5.6 shall include, respectively, notices of continuation or conversion.

Section 5	Payments; Pro Rata Treatment; Computations; Etc.

5.1	Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower hereunder shall be made in Dollars, in immediately available funds, without set-off, counterclaim or deduction of any kind to the Administrative Agent at the Administrative Office, not later than 10:00 a.m. Toronto time on the date such payment shall become due (each such payment made on such due date but after such time shall be deemed to have been made on the next succeeding Business Day). If a new Accommodation is to be made by any Bank on a date the Borrower is to repay any principal of an Accommodation Outstanding of such Bank, such Bank shall apply the proceeds of such new Accommodation to the payment of the principal to be repaid and only an amount equal to the excess of the Accommodation to be borrowed over the principal to be repaid, subject to Section 7.2, shall be made available by such Bank to the Administrative Agent as provided in

Section 3.1 or paid by the Borrower to the Administrative Agent pursuant to this Section 5.1, as the case may be. The Borrower shall, at the time of making each payment hereunder, specify to the Administrative Agent the Accommodations or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if a Default has occurred and is continuing, the Administrative Agent may apply such payment in the manner determined by the Required Banks, but subject to Section 5.2). Each payment received by the Administrative Agent hereunder for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Accommodation in respect of which such payment is made. If the due date of any payment hereunder would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

5.2	Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each Borrowing from the Banks under Section 2.3 and each Drawing from the Banks under Section 2.4 shall be made by the Banks and each payment of Undrawn Fees and Utilization Fees under Section 2.7 and Section 2.8, respectively, shall be made for the account of the Banks, and each reduction of the Commitments under Section 2.2 shall be applied to the Commitments of the Banks, in each case, according to their respective Pro Rata Share, and (b) each payment of Accommodations Outstanding by the Borrower of a particular Type of Accommodation shall be made to the Administrative Agent for the account of the Banks holding such Type of Accommodations pro rata in accordance with the respective unpaid amount of such Type of Accommodation Outstanding held by such Banks.

5.3	Computations.

Undrawn Fees and Utilization Fees shall be computed on the basis of a year of 365 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which they are payable, and interest on Prime Rate Loans shall be computed on the basis of a year of 365 and actual days elapsed (including the first day but excluding the last day) occurring in the period for which it is payable.

5.4	Interest Act (Canada).

For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 365 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 365 days, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 365, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

5.5	Certain Minimum Amounts.

Each partial reduction in the Commitments, each Borrowing or repayment of principal of Loans and each Drawing shall be in an amount equal to the relevant minimum amounts or corresponding larger whole multiples specified below:

	Minimum Amount	Multiples of

Reduction of Commitments	$10,000,000	$1,000,000

Borrowing of Prime Rate Loans	$10,000,000	$1,000,000

Repayment of Prime Rate Loans	$10,000,000	$1,000,000

Drawings	$10,000,000	$1,000,000

Borrowings of Prime Rate Loans may be in any amount if such borrowing exhausts the full remaining amount of the Commitments.

5.6	Certain Notices.

Notices by the Borrower to the Administrative Agent of terminations or reductions of Commitments, notices of Borrowings and repayments of Loans and Drawing Notices shall be irrevocable and shall be effective only if received by the Administrative Agent (i) not later than 10:00 a.m. Toronto time, in the case of a Borrowing of Prime Rate Loans up to 30% of the aggregate amount of the Commitment; (ii) not later than 2:00 p.m. Toronto time, in the case of a Borrowing of Prime Rate Loans exceeding 30% of the aggregate amount of the Commitment; and (iii) not later than 10:00 a.m. Toronto time, in the case of a termination or reduction of Commitment, a repayment of Prime Rate Loans or a Drawing Notice, on the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, repayment or Drawing, specified below:

Number of Business Days Prior Notice

Termination or Reduction of Commitments	5

Borrowing of Prime Rate Loans up to 30% of the aggregate amount of the Commitment	0

Borrowing of Prime Rate Loans exceeding 30% of the aggregate amount of the Commitment	1

Repayment of Prime Rate Loans	1

Drawings	1

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of Borrowing or repayment shall specify the Loans to be borrowed or repaid and the amount (subject to Section 5.5) of the Loans to be borrowed or repaid and the date of borrowing or repayment (which shall be a Business Day). Each Drawing Notice shall contain the information set forth in Section 2.4(d). The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

5.7	Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Borrower (each, a “Payor”) prior to the time at which such Bank is to make any payment to the Administrative Agent of the proceeds of an Accommodation to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that such Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient (whether a Bank or the Borrower) of such payment made by the Administrative Agent shall, on demand, repay to the Administrative Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent to such recipient until the date the Administrative Agent recovers such amount at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation for such day. If such recipient fails promptly to repay the Administrative Agent the amount received by it, the Administrative Agent shall be entitled to recover (without duplication) such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Borrower to the Banks, the Borrower and the recipient shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 4.2 hereof to pay interest to such recipient at the Post-Default Rate in respect of the Required Payment); and

(ii) if the Required Payment shall represent proceeds of an Accommodation to be made by the Banks to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 4.2 hereof (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment).

5.8	Sharing of Payments, Etc.

If any Bank shall effect payment, in cash or otherwise, of any Undrawn Fees, Utilization Fees or any Accommodations Outstanding, accrued interest thereon or other obligations under this Agreement through the exercise of any right of set-off, bankers’ lien, counterclaim or similar right, and such Bank shall have received a greater percentage, in cash or otherwise, of the Undrawn Fees, Utilization Fees, any Accommodations Outstanding, accrued interest thereon or other obligations then due hereunder to such Bank than the percentage received by any other Bank, it shall promptly purchase from the other Banks participations in the Accommodations Outstanding made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid Undrawn Fees, unpaid Utilization Fees, Accommodations Outstanding and accrued interest thereon and other obligations held by each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation in the Accommodations Outstanding made by the other Banks under this Section 5.8 may to the extent permitted by applicable law exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of such Accommodations Outstanding in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 6	Yield Protection and Illegality.

6.1	Additional Costs.

(a) If, due to any Regulatory Change, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Accommodation (other than Non-Excluded Taxes which shall be governed exclusively by Section 6.5), then the Borrower with respect to its Accommodations shall from time to time, within thirty (30) days of a demand by such Bank (with a copy of such demand to the Administrative Agent), pay directly to such Bank additional amounts sufficient to reimburse such Bank for such increased cost (“Additional Costs”). Each Bank will notify the Borrower of any event which will entitle such Bank to compensation pursuant to this Section 6.1(a) as promptly as practicable after it obtains knowledge thereof (provided that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(a) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such Additional Costs if such Bank obtained knowledge of such Additional Costs more than 180 days prior to the date that such Bank notifies the Borrower of such Additional Costs; provided, further, that, if the Regulatory Change giving rise to such

Additional Costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof), and will, use its reasonable efforts to designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Bank, be disadvantageous to the Bank or contrary to its policies. Each Bank will furnish the Borrower with a certificate (with a copy to the Administrative Agent) setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(a). If any Bank requests compensation from the Borrower under this Section 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect.

(b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Bank to make Accommodations of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

(c) Without limiting the effect of the foregoing provisions of this Section 6.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time within thirty (30) days of any request such amounts as such Bank may determine after the date hereof to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any Regulatory Change of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such Regulatory Change). Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 6.1(c) as promptly as practicable; provided, that failure or delay on the part of any Bank to demand compensation pursuant to this Section 6.1(c) shall not constitute a waiver of such Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate such Bank for such costs if such Bank obtained knowledge of such costs more than 180 days prior to the date that such Bank notifies the Borrower of such costs; provided, further, that, if the Regulatory Change giving rise to such costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each Bank will furnish the Borrower with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(c).

(d) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change pursuant to Sections 6.1(a) or 6.1(b), or the effect of capital maintained pursuant to Section 6.1(c), on its costs of making or maintaining Accommodations or on amounts received or receivable by it in respect of Accommodations, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive (absent manifest error), provided that such determinations are made on a reasonable basis.

6.2	Illegality.

Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful, or any Governmental Authority shall assert that it is unlawful, for any Bank or its Applicable Lending Office to (a) honor its obligation to make any Accommodations hereunder, or (b) maintain any Accommodations hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make such Accommodation shall be suspended until such time as such Bank may again make and maintain such Accommodations, and such Bank shall no longer be obligated to make any Accommodation that it has offered to make.

6.3	Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Bank upon the request of such Bank through the Administrative Agent, such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of (i) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, (ii) the failure of the Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice, or (iii) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. A certificate as to the amount of any loss submitted in good faith by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

6.4	Replacement Banks.

So long as no Default shall have occurred and be continuing, the Borrower may, at any time, replace any Bank that has requested compensation from the Borrower pursuant to Section 6.1 or 6.5 hereof or any Bank that becomes and is a Defaulting Bank (any such Bank being herein called an “Affected Bank”) by giving not less than 10 Business Days’ prior notice to the Administrative Agent (which shall promptly notify such Affected Bank and each other Bank) that it intends to replace such Affected Bank with one or more other lenders (including any Bank) selected by the Borrower and acceptable to the Administrative Agent (which shall not unreasonably withhold its consent). The method (whether by assignment or otherwise) of and documentation for such replacement shall be either a Transfer Supplement substantially in the form of Exhibit “C” or otherwise acceptable to the Affected Bank and the Administrative Agent (which shall not unreasonably withhold their consent and shall cooperate with the Borrower in effecting such replacement). Upon the effective date of any replacement under this Section 6.4 (and as a condition thereto), the Borrower shall, or shall cause the replacement lender(s) to, pay to the Affected Bank being replaced any amounts owing to such Affected Bank hereunder (including, without limitation, interest, Undrawn Fees, Utilization Fees, compensation and additional amounts under this Section 6, in each case accrued to the effective date of such replacement subject to, in the case of a Defaulting Bank, Section 2.11), whereupon each replacement lender shall become a “Bank” for all purposes of this Agreement having a Commitment in the amount of such Affected Bank’s Commitment assumed by it, and such

Commitment of the Affected Bank being replaced shall be terminated upon such effective date and all of such Affected Bank’s rights and obligations under this Agreement shall terminate (provided that the obligations of the Borrower under Sections 6.1, 6.3, 6.5 and 13.3 hereof to such Affected Bank shall survive such replacement as provided in Section 13.6). For greater certainty, any replacement of a Defaulting Bank pursuant to this Section 6.4 shall be in compliance with and subject to the terms and provisions in Section 13.5(c) as they relate specifically to an assignment of a Defaulting Bank’s Credit Exposure.

6.5	Taxes

(a) All payments (whether of principal, interest, fees, reimbursements or otherwise) by the Borrower under this Agreement shall be made without set-off or counterclaim and shall be made free and clear of and without deduction or withholding for any present or future tax, levy, impost, duties, deductions, withholdings, assessments or any other similar charge and all interest, penalties or similar liabilities with respect thereto, if any, now or hereafter imposed by the government of Canada or the United States or any other Governmental Authority thereof or taxing authority thereof other than income, capital, franchise or branch profit taxes imposed on (or measured by) net income, net earnings or capital by any such tax authority (all such non-excluded taxes, levies, imposts and other similar amounts, “Non-Excluded Taxes”). In the event that any Non-Excluded Taxes are required by law to be deducted or withheld from any payments by the Borrower, the Borrower shall make any such deduction required to be made by it under applicable law and timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with applicable law and shall pay to the Administrative Agent, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by Administrative Agent and the Banks after such deduction or withholding (including deductions, withholdings and payments applicable to any additional sums payable under this Section 6.5) shall equal the amounts which would have been received if such deduction or withholding were not required; provided, however, that the Borrower shall not be required to pay any such additional amounts under this Section 6.5 to the extent the Non-Excluded Taxes are withholding taxes imposed under the ITA on amounts payable to the Administrative Agent or a Bank at the time the Administrative Agent or such Bank becomes a party to this Agreement, except to the extent that (a) the Administrative Agent or such Bank becomes a party to this Agreement during the continuance of any Event of Default; or (b) the Administrative Agent’s or such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 6.5. The Borrower shall confirm that all applicable Non-Excluded Taxes, if any, imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending official tax receipts or notarized copies of such receipts to the Administrative Agent within 30 days after payment of any applicable Non-Excluded Taxes.

(b) [Intentionally deleted]

(c) The Borrower shall indemnify each Bank and the Administrative Agent on an after-tax basis for the full amount of Non-Excluded Taxes imposed on or with respect to amounts payable under this Agreement, paid by such Bank or Administrative Agent and any liability (including penalties, interest and expenses) arising therefrom. Payment of this indemnification shall be made within 30 days from the date such Bank or Administrative Agent makes a written demand therefor. Such written demand shall include a certificate setting forth in reasonable detail the type and amount of such Non-Excluded Taxes. Any such certificate submitted in good faith by such Bank or Administrative Agent to the Borrower shall, absent manifest error, be conclusive and binding on all parties.

(d) If any Bank determines in its sole discretion that it has actually received or realized any refund of tax, any reduction of, or credit against, its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding, or payment of any additional amount, by the Borrower pursuant to this Section 6.5 or Section 13.3, such Bank shall reimburse the Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, and net of all expenses incurred by the Bank in connection with such refund which was actually obtained by the Bank as a consequence of such refund, reduction, credit or recovery; provided, that nothing in this clause (d) shall require any Bank to make available its tax returns (or any other information relating to its taxes which it deems to be confidential). The Borrower shall return such amount to the Bank in the event that the Bank is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities.

Section 7	Conditions Precedent.

7.1	Effective Date.

The occurrence of the Effective Date is subject to the receipt by the Administrative Agent of the following each of which shall be satisfactory in form and substance to the Administrative Agent:

(a) An executed counterpart of this Agreement signed by each of the Borrower, the Banks and the Administrative Agent.

(b) Officer’s Certificate for the Borrower, substantially in the form of Exhibit “A” with appropriate insertions together with, copies of the articles of incorporation, by-laws and resolutions of the Borrower. Such certificate shall also specify each of the officers (i) who is authorized to sign the Credit Documents on behalf of the Borrower (including a specimen signature of such officers), and (ii) who will, until replaced by other Authorized Officers for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby. Each of the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary.

(c) A copy of the HMC Support Agreement, certified by the Borrower to be a true and complete copy, and satisfactory in form and substance to the Administrative Agent and the Banks.

(d) An Officer’s Certificate for HMC, satisfactory in form and substance to the Administrative Agent and the Banks, together with, a copy of an English translation of the articles of incorporation of HMC. Each of the Administrative Agent and the Banks may conclusively rely on such a certificate until it receives notice in writing from HMC to the contrary.

(e) A written confirmation from HMC that the Accommodations Outstanding and all interest hereunder, will constitute “Debt” as such term is used in the HMC Support Agreement.

(f) An opinion from Canadian counsel to the Borrower in favour of the Administrative Agent and the Banks substantially in the form of Exhibit “B”-1.

(g) A signed opinion of Alston & Bird, LLP, special New York counsel to HMC, substantially in the form of Exhibit “B”-2.

(h) A signed opinion of Mori Hamada & Matsumoto, Japanese counsel to HMC, substantially in the form of Exhibit “B”-3.

(i) Evidence satisfactory to the Administrative Agent and its counsel that HMC has appointed an agent for service of process in the State of New York.

(j) An officer’s certificate from the Borrower confirming that there has not occurred a material adverse change since March 31, 2012 in the business, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

(k) An Officer’s Certificate for the Borrower with respect to certain registrations against the Borrower pursuant to the Personal Property Security Act (Ontario).

(l) A certificate of compliance of the Borrower in the jurisdiction of its incorporation and in each jurisdiction where the Borrower carries on business.

(m) An executed copy of the arrangement letter signed by CIBC, Royal Bank of Canada and the Borrower and an executed copy of the agency fee letter signed by the Administrative Agent and the Borrower.

(n) Evidence of payment of all fees due and payable to the Administrative Agent and the Lenders (including payment of counsel fees) pursuant to this Agreement and the letters referred to in paragraph (m).

7.2	All Accommodations.

The obligation of each of the Banks to make any Accommodations to the Borrower (including the initial Accommodation) is subject to the further conditions precedent that at the time of any Accommodation Notice or Accommodation, as the case may be:

(a) No Default shall have occurred and be continuing or will result from the making of such Loans.

(b) The representations and warranties made by the Borrower in Section 8 (excluding Section 8.4(b)) shall be true and correct on and as of the date of the Accommodation Notice or making of such Accommodation with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true correct and in all respects as of such earlier date).

(c) After giving effect to such Accommodation, the aggregate amount of the Accommodations Outstanding will not exceed the aggregate amount of the Commitments.

(d) Delivery by the Borrower of a certificate dated the date of the proposed Accommodation and certified by an Authorized Officer of the Borrower that states that (i) the HMC Support Agreement has not been amended, supplemented or otherwise modified since the last delivery of an executed copy of the HMC Support Agreement or any amendment or modification thereof which was notified pursuant to Section 9.11 and (ii) that the Borrower is not in the process of amending, supplementing or otherwise modifying the HMC Support Agreement.

Each of the giving of any Accommodation Notice and the acceptance of an Accommodation by the Borrower shall be deemed to be a representation and warranty by the Borrower on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect to it, that the statements specified in clauses (a) through (d) of this Section 7.2 are true and correct.

Section 8	Representations and Warranties.

The Borrower represents and warrants to the Banks that:

8.1	Organization and Good Standing.

The Borrower is duly organized and validly existing as a corporation in good standing under the laws of Canada, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted. The Borrower is on the date of this Agreement an indirect wholly-owned subsidiary of HMC.

8.2	Due Qualification.

The Borrower and each Subsidiary is duly qualified to do business, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

8.3	Power and Authority.

The Borrower has the corporate power and the authority to execute and deliver the Credit Documents to which it is a party and to carry out their respective terms; and the execution, delivery and performance of each Credit Document to which it is a party have been duly authorized by the Borrower by all necessary corporation action.

8.4	Financial Statements.

(a) The Borrower has heretofore furnished the Administrative Agent and the Banks copies of its audited financial statements for the three fiscal years ended March 31, 2012. Such financial statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles followed throughout the periods involved and present fairly the financial condition of the Borrower as at the dates thereof and the results of the operations and the change in the financial position of the Borrower for the periods indicated. The Borrower has no contingent liabilities or other contracts or commitments not disclosed in its financial statements.

(b) Since March 31, 2012 there has been no Material Adverse Effect.

8.5	No Consents.

No consent, approval, authorization, order or decree of, or notice to or filing with, any Governmental Authority is required for the consummation of the transactions contemplated by the Credit Documents.

8.6	Binding Obligations.

Each Credit Document constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

8.7	No Violation.

The execution, delivery and performance of each Credit Document by the Borrower and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws (or similar organizational documents) of the Borrower, nor conflict with or violate any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect.

8.8	No Proceedings.

There are no proceedings or investigations pending, or to the Borrower’s best knowledge, threatened, before any Governmental Authority having jurisdiction: (i) asserting the invalidity of any Credit Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Credit Document, or (iii) seeking any determination or ruling that would have a Material Adverse Effect.

8.9	Compliance with Laws.

The Borrower and each Principal Subsidiary is in compliance with all laws, rules and regulations to which its business is subject, except to the extent that any noncompliance would not have a Material Adverse Effect.

8.10	Pensions.

The Borrower and each Subsidiary are in compliance in all material respects with the terms and provisions of the Canadian Pension Plans and all applicable laws relating thereto. All contributions and material obligations of the Borrower and each Subsidiary required to be made or performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans, the Canada Pension Plan and any other plan maintained by the Government of Canada or any of the Provinces, as applicable, and the funding agreements therefor under the terms thereof and under applicable statutory and regulatory requirements, have been made and performed in a timely and proper fashion.

8.11	Payment of Taxes.

The Borrower and each Principal Subsidiary has paid all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

8.12	No Material Misstatement or Omission.

Neither this Agreement nor any other Credit Document nor any document, certificate or statement furnished to the Administrative Agent or the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading.

8.13	HMC Support Agreement.

All the Accommodations Outstanding and interest hereunder constitute “Debt” (as defined in the HMC Support Agreement) and the term “Debt” as defined in the HMC Support Agreement includes all the Accommodations Outstanding and interest under this Agreement in whatever amount the Borrower may from time to time authorize by resolution of its Board of Directors.

8.14	No Proposed Changes to HMC Support Agreement.

There has been no submission of any proposed amendment or modification or termination of the HMC Support Agreement to any Rating Agency, as such term is defined in the

HMC Support Agreement, other than submissions (i) that are incorporated into the HMC Support Agreement delivered to the Administrative Agent pursuant to Section 9.11 or (ii) that have been withdrawn from consideration by such Rating Agency or (iii) copies of which have been previously delivered to the Administrative Agent for prompt delivery to each Bank.

Section 9	Affirmative Covenants.

The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Accommodations Outstanding hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

9.1	Information; Notices.

(a) Financial Reporting. The Borrower will deliver to the Administrative Agent for prompt delivery to each Bank:

(i) Annual Reporting. as soon as available, and in any event within 150 days after the close of each of its fiscal years, an unqualified audit report certified by KPMG LLP, or other independent certified chartered accountants of nationally recognized standing, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and the Subsidiaries, including a balance sheet as of the end of such period, statement of income, statement of stockholder’s equity, and statement of cash flows;

(ii) Semi-Annual Reporting. as soon as available, and in any event within 60 days after the close of the Borrower’s second quarterly period of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as of the close of such period and consolidated statement of income, for the period from the beginning of such fiscal year to the end of such quarter;

(iii) Compliance Certificate. together with the financial statements and calculations required to be delivered under clauses (i) and (ii) above, an Officer’s Certificate dated the date of such annual or semi-annual financial statement, as the case may be, and stating that no Default has occurred and is continuing, or if there is any such Default, describing it and the steps, if any, being taken to cure it, and containing (i) a computation of the Borrower’s tangible net worth in accordance with Section 9.10, and (ii) the Borrower’s Debt Rating;

(iv) Shareholders Statements and Reports. promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements publicly available or generally available to its creditors, reports and proxy statements so furnished;

(v) Pension Valuation Reports. promptly upon the filing of the same with the applicable Governmental Authority, copies of all actuarial valuations and financial statements in respect of any Canadian Pension Plan; and

(b) Notices. The Borrower will deliver to the Administrative Agent and each Bank, promptly, but in any event within three Business Days, upon learning of the occurrence of any of the following, a notice of:

(i) Default. any Default, which notice shall describe such Default and the steps, if any, being taken with respect thereto;

(ii) Debt Ratings. any change in the Borrower’s Debt Ratings;

(iii) Litigation. the institution of any litigation, arbitration proceeding or governmental proceeding which, if adversely determined, would have a Material Adverse Effect, which notice shall describe such litigation, arbitration proceeding or governmental proceeding and any action, if any, being taken with respect thereto; and

(iv) Judgment. the entry of any judgment or decree against the Borrower or any of its Principal Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Borrower and its Principal Subsidiaries exceeds $10,000,000, which notice shall describe such judgment or decree and any action, if any, being taken with respect thereto.

(c) Other Information. The Borrower will deliver to the Administrative Agent or any Bank such other information (including non-financial information) publicly available or generally available to any of the Borrower’s or its Subsidiaries’ creditors as the Administrative Agent or such Bank may from time to time reasonably request.

(d) Electronic Delivery. Documents required to be delivered by the Borrower pursuant to this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent or, as applicable, any Bank. Notwithstanding the foregoing, the Borrower shall deliver paper copies of (i) the compliance certificate required by Section 9.1(a)(iii) and (ii) any documents required to be delivered pursuant to this Section 9.1 to the extent that the Administrative Agent or, as applicable, any Bank requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Administrative Agent or such Bank, as applicable. Further except as set forth in Section 9.1(a), notwithstanding anything contained herein, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

9.2	Conduct of Business; Corporate Existence.

The Borrower will, and will cause each Principal Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or any related business and, subject to Section 10.2, to do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and maintain all requisite corporate power and authority to own its properties and conduct its business as such properties are currently owned and such business is presently conducted or any related business.

9.3	Compliance with Laws.

The Borrower will, and will cause each Principal Subsidiary to, comply with all laws, rules and regulations its business is subject, except to the extent that any noncompliance would not have a Material Adverse Effect.

9.4	Payment of Taxes.

The Borrower will pay and cause each Principal Subsidiary to pay all taxes, assessments, governmental charges and other similar obligations, except liabilities being contested in good faith and for which there are adequate reserves in accordance with generally accepted accounting principles and where the failure to so pay would not in the aggregate have a Material Adverse Effect.

9.5	Pension and Benefits.

The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all material obligations and will make all payments, and cause each Subsidiary to make all payments, of all contributions, premiums and other amounts in respect of all Canadian Pension Plans, Canadian Benefit Plans, the Canada Pension Plan and any other plan maintained by the Government of Canada or any of the Provinces in accordance with the terms and conditions of such plans and all applicable laws.

9.6	Maintenance of Property.

The Borrower will cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower are necessary for the business carried on in connection therewith; provided, however, that nothing in this Section 9.6 shall prevent the Borrower from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.

9.7	Keeping of Records and Books.

The Borrower will keep books of record and account of the Borrower and its Principal Subsidiaries in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.

9.8	Access and Inspection of Records.

The Borrower will permit, at any time and from time to time during regular business hours and upon reasonable prior notice to the Borrower, any Agent or Bank or their respective agents or representatives, (i) to examine and make copies of and abstracts from its books and records, (ii) to visit the offices and properties of the Borrower, and (iii) to discuss matters relating to the financial condition of the Borrower or the Borrower’s performance hereunder with any of the officers, directors, employees or independent chartered accountants of the Borrower having knowledge of such matters. In the event that any such Agent or Bank or their respective agents or representatives have access to or are provided with personal information, each such Agent or Bank or their respective agents or representatives shall comply with all applicable privacy and personal information protection laws, and shall enter into a personal information protection agreement with the Borrower as reasonably requested by the Borrower.

9.9	Ranking of Obligations.

All the obligations and liabilities of the Borrower hereunder rank, and will rank, either pari passu in right of payment with or senior to all other unsubordinated Debt of the Borrower.

9.10	Maintenance of Positive Consolidated Tangible Net Worth.

The Borrower will maintain at all times a positive consolidated tangible net worth in accordance with generally accepted accounting principles. For purposes of this Section 9.10, “tangible net worth” will mean (a) shareholders’ equity less (b) any intangible assets.

9.11	Copy of Amendments or Modifications of the HMC Support Agreement.

Promptly after the date that any amendment or modification of the HMC Support Agreement has become effective, the Borrower will deliver a copy of such amendment or modification to the Administrative Agent certified by an Authorized Officer of the Borrower to be a true and complete copy of the same.

Section 10	Negative Covenants.

The Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Accommodations Outstanding hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

10.1	Negative Pledge.

(a) The Borrower will not at any time, directly or indirectly, create, assume or suffer to exist, and will not cause, suffer or permit any Subsidiary to create, assume or suffer to exist, any Lien of or upon any of its or their properties or assets, real or personal, whether owned on the date of this Agreement or hereafter acquired, or of or upon any income or profit therefrom.

(b) Nothing in this Section 10.1 shall be construed to prevent the Borrower or any Subsidiary from creating, assuming or suffering to exist, and the Borrower or any Subsidiary is hereby permitted to create, assume or suffer to exist any of the following Liens:

(i) any Lien, in addition to those otherwise permitted by this Section 10.1(b), securing Debt of the Borrower or any Subsidiary, and refundings or extensions of any such Debt for amounts not exceeding the principal amount of the Debt so refunded or extended at the time of the refunding or extension thereof and covering only the same property theretofore securing the same; provided that at the time such Debt was initially incurred, the aggregate amount of secured Debt permitted by this paragraph (i), after giving effect to such incurrence, does not exceed 30% of the Consolidated Net Tangible Assets of the Borrower; “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and allowances for credit losses) after deducting therefrom (A) all current liabilities and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of the Borrower and its consolidated Subsidiaries, all as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries prepared in connection with generally accepted accounting principles;

(ii) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or Liens incurred by the Borrower or such Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a party;

(iii) Liens for taxes which are not yet subject to penalties for non-payment or which are being contested;

(iv) any Lien arising in connection with a Securitization Transaction;

(v) the pledge of receivables payable in foreign currencies other than Canadian Dollars to secure borrowings in countries other than Canada;

(vi) any Lien securing the performance of any contract or undertaking not, directly or indirectly, in connection with the borrowing of money, obtaining of advances or credit or the securing of Debt, if made and continuing in the ordinary course of business;

(vii) any Lien to secure non-recourse obligations in connection with the Borrower’s or any Subsidiary’s engaging in leveraged or single-investor lease transactions;

(viii) any Liens or restrictions on property acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables or leases;

(ix) any deposit of assets of the Borrower or any Subsidiary with any surety company or officer of any court, or in escrow as collateral in connection with, or in lieu of, any bond on appeal by the Borrower or any Subsidiary from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Borrower or any Subsidiary or to exercise any privilege or license, performance of bids, contracts or leases or to secure other public or statutory obligations of the Borrower or any Subsidiary or other similar deposits or pledges made in the ordinary course of business;

(x) any Lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition thereof (whether through purchase or through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(xi) mechanic’s, workmen’s, repairmen’s, materialmen’s or carriers’ Liens or other similar Liens or other similar Liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such Liens;

(xii) minor survey exceptions, or minor encumbrances, assessments or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, assessments, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Borrower;

(xiii) the pledge of any assets to secure any financing by the Borrower or any Subsidiary of the exporting of goods to or between, or the marketing thereof in, countries other than, with respect to the Borrower, Canada, and with respect to any Subsidiary the country of domicile of such Subsidiary, in connection with which the Borrower or any Subsidiary reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(xiv) any Lien in favor of the United States or Canada or any state or province thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(xv) any Liens on deposit accounts created in the ordinary course of business in connection with the provision of cash management or other ordinary course of business services, provided such Liens are not created specifically to provide collateral for Debt; and

(xvi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (ii) to (xv) inclusive, provided, however, that the amount of any and all obligations and indebtedness secured thereby does not exceed the amount thereof so secured immediately prior to the time of such extensions, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property) and provided further, that the Borrower or any Subsidiary is free to substitute collateral of equal value for the existing collateral in any transaction covered by the foregoing clauses (ii) to (xv) inclusive.

10.2	Limitation on Mergers and Consolidations.

The Borrower will not, nor will it permit any Principal Subsidiary to, enter into any transaction of merger or consolidation; provided, however, that:

(a) any Subsidiary may merge or consolidate with or into the Borrower or any other Subsidiary so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(b) any Principal Subsidiary may merge or consolidate with or into any Person if (i) the Principal Subsidiary shall be the surviving or continuing Person and (ii) at the time of such consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing; and

(c) the Borrower may consolidate or merge with any other Person if (i) the Borrower shall be the surviving or continuing Person and (ii) at the time of such consolidation or merger and after giving effect thereto no Default shall have occurred and be continuing.

10.3	Disposition of Assets.

(a) The Borrower will not, nor will it permit any Principal Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or transfer, convey, sell, lease, or otherwise dispose of any of its assets.

(b) Nothing in this Section 10.3 shall be construed to prohibit any of the following dispositions (whether by sale, lease or otherwise):

(i) the liquidation or dissolution of any Principal Subsidiary in connection with a merger or consolidation permitted by the provisions of Section 10.2;

(ii) the conveyance of any assets by a Subsidiary to the Borrower or to another Principal Subsidiary;

(iii) any disposition made in the ordinary course of business of the Borrower or any Principal Subsidiary;

(iv) any disposition of Receivables, Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) in connection with a Securitization Transaction; and

(v) any disposition of investments listed or dealt in on any securities exchange or any nationally recognized securities market.

10.4	Use of Proceeds.

The Borrower will not use the proceeds of the Accommodations for other than general corporate purposes provided that proceeds will not be used to fund the acquisition of all or substantially all of the equity interests of any Person unless such acquisition has been approved by the board of directors of such Person or the board of directors of such Person has recommended acceptance of such acquisition to the shareholders of such Person. Except where such restrictions conflict with applicable Canadian laws, the Borrower will not knowingly, directly or indirectly, use the Accommodations made under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of (1) financing activities in or with a country subject to official sanctions imposed by Canada or the United States or (2) financing the activities of any person subject to official sanctions imposed by Canada or the United States.

10.5	Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliate (other than the Borrower or any Subsidiary) except:

(a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) that any Affiliate may make one or more investments in any Subsidiary of the Borrower, provided that each such investment is effected for at least the fair market value thereof, as determined in good faith by such Subsidiary’s board of directors;

(c) Securitization Transactions; provided such Securitization Transactions are on reasonable terms no less favorable to the Borrower or such Subsidiary than would have been obtained in a comparable arm’s length transaction;

(d) transactions between the Borrower and Honda Canada Inc.; or

(e) transactions between the Borrower and American Honda Finance Corporation.

Section 11	Events of Default.

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any amount of any Accommodations Outstanding when such payment is due or (ii) any payment of interest or any other amount due hereunder within 3 Business Days following the date on which such payment is due; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by or on behalf of the Borrower herein or made in any document, certificate or financial statement delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Borrower shall fail to perform or observe any covenant contained in Sections 9.1(b)(i), 9.9, 9.10, 9.11 or Section 10 of this Agreement; or

(d) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 calendar days after the earlier of (i) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank or (ii) the date the Borrower first obtains knowledge of such failure to perform, or observe any other term, covenant or agreement in the Agreement on its part to be performed or observed; or

(e) The Borrower or any of the Principal Subsidiaries shall (i) fail to pay any principal of any Debt (but excluding Debt incurred under this Agreement) of the Borrower or such Principal Subsidiary (as the case may be), or any interest or premium thereon, when due whether by acceleration or otherwise, beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any provision of any note, agreement, indenture, guaranty or other document evidencing or relating to any Debt, or any other event or condition shall occur or exist, if the effect of such default, event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause such Debt to become due prior to its stated maturity; and in the case of clauses (i) and (ii) the principal amount of such Debt exceeds $25,000,000 individually or in the aggregate; or

(f) Any Credit Party or any Principal Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute, (v) file a petition seeking to take advantage of any other law (including any corporate law) relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against any Credit Party or any Principal Subsidiary in an involuntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced against any Credit Party or any Principal Subsidiary, without the application or consent of such Credit Party or such Principal Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, arrangement, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Credit Party or such

Principal Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of such Credit Party or such Principal Subsidiary under any law relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Credit Party or such Principal Subsidiary shall be entered in an involuntary case under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Bankruptcy Code (each, as now or hereafter in effect) or any similar statute; or

(h) (i) A final judgment or order for the payment of money shall be entered against the Borrower or any Principal Subsidiary (A) which, within 30 days after the entry thereof, has not been discharged or execution thereof has not been stayed pending appeal or (B) as to which any enforcement proceeding (other than the mere filing of a notice of a judgment Lien) shall have been commenced (and not stayed) by any creditor thereon and (ii) the aggregate amount of all such final judgments or orders meeting the criteria set forth in (A) or (B) of clause (i) exceeds $25,000,000 (net of any amounts covered by insurance); or

(i) The institution of any steps to terminate or wind-up a Canadian Pension Plan (wholly or in part) if, as a result of such termination or wind-up, the Borrower would be required to make an additional contribution to such Canadian Pension Plan (at the time of such termination or wind-up or at any time thereafter) in excess of $100,000,000 for such Canadian Pension Plan and all Canadian Pension Plans so previously terminated or wound-up after the date of this Agreement, or the institution of any steps or the issuance of any order or proposal in respect of a Canadian Pension Plan that directly or indirectly requires the payment by the Borrower (whether on behalf of itself or another Person) of or results in the obligation of the Borrower (whether on behalf of itself or another Person) to pay, any monetary amount in respect of such Canadian Pension Plan, where such payments or obligations to pay, individually or in the aggregate, exceed $100,000,000; or

(j) HMC’s obligations in relation to the HMC Support Agreement are or become invalid, voidable or unenforceable in any respect for any reason whatsoever or HMC shall fail to meet its obligations under the HMC Support Agreement; or

(k) the HMC Support Agreement shall be amended or modified (other than an amendment or modification that (i) has no effect on the Borrower’s rating with Moody’s or any other nationally recognized rating agency, (ii) does not affect the Banks in an adverse manner or (iii) does not affect the rights of the Banks as third party beneficiaries therein) without, in each case, the consent of the Required Banks, which consent will not be unreasonably withheld, or terminated or HMC or Borrower gives notice that it intends to terminate the HMC Support Agreement; or

(l) the Borrower ceases to be at least 80% owned and controlled directly or indirectly, by HMC.

THEREUPON: (I) in the case of an Event of Default other than one referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Administrative Agent, upon request of the

Required Banks, shall by notice to the Borrower, terminate the Commitments and/or declare the amount of and the accrued interest on the Accommodations Outstanding and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (II) in the case of the occurrence of an Event of Default referred to in clauses (f) or (g) of this Section 11 relating to the Borrower, the Commitments shall be automatically terminated and the amount of, and the accrued interest on, the Accommodations Outstanding and all other amounts payable by the Borrower hereunder shall become automatically and immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 12	The Agents.

12.1	Appointment, Powers and Immunities.

Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank. No other Agent shall have any duties or responsibilities under this Agreement. Neither the Administrative Agent nor any Agent shall be responsible to the Banks for any recitals, statements, representations or warranties of any Person (other than the Administrative Agent or any Agent) contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or for any failure by the Borrower to perform any of its obligations hereunder. The Administrative Agent may employ agents and attorneys-in-fact but shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact who are not its own employees and who are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined in the final judgment of a court of competent jurisdiction.

12.2	Reliance by Agents.

The Administrative Agent and each of the Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, or telecopier) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or any of the Agents. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

12.3	Defaults.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of Accommodations Outstanding or interest on Accommodations Outstanding) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment and the Borrower). The Administrative Agent shall (subject to Section 12.7) take such action with respect to such Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks; provided, further, that the Administrative Agent shall not be required to take any such action which it determines to be contrary to law.

12.4	Rights as a Bank.

With respect to its Commitment and the Accommodations made by it, CIBC and each Bank which is also an Agent, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Agent in its individual capacity. The Administrative Agent and each of the other Agents and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates or its Subsidiaries) as if it were not acting as Administrative Agent or Agent, and the Administrative Agent and each of the other Agents may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

12.5	Indemnification.

The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 13.3, but without limiting the obligations of the Borrower under said Section 13.3), ratably in accordance with the aggregate principal amount of the Accommodations made by the Banks (or, if there are no Accommodations Outstanding at the time, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any other Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 13.3 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined in the final judgment of a court of competent jurisdiction.

12.6	Non-Reliance on Agents and Other Banks.

Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any other Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, neither the Administrative Agent nor any other Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Administrative Agent or any other Agent or any of its affiliates.

12.7	Failure to Act.

Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it for reason of taking or continuing to take any such action.

12.8	Resignation/Substitution of Administrative Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of the Borrower (which may not be unreasonably withheld), which shall be a bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

(b) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Borrower may substitute the Administrative Agent at any time, upon 30 days’ written notice to the Banks and the Administrative Agent, notifying them of the substitution and nominating a proposed successor Administrative Agent, which shall be a Bank having capital and surplus of at least $1,000,000,000 and organized under the laws of any country (or any political subdivision thereof) that is a member of the Organization for Economic Cooperation and Development (any such Bank, a “Qualified Successor”). Upon the consent of the Required Banks to the appointment of such nominee and acceptance by such nominee of its appointment (or, if later, the thirtieth day after the Borrower’s delivery of such notice), such nominee shall become the successor Administrative Agent. If no Qualified Successor shall have been so nominated by the Borrower (or, if any prior nominee is not so consented to by the Required Banks, nominated by the Borrower after its giving of notice of substitution) and consented to by the Required Banks and shall have accepted appointment as successor Administrative Agent within 30 days after the Borrower’s giving of notice of substitution, then the Borrower may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Qualified Successor (each Bank, by its becoming a Bank, hereby authorizing the Borrower to take such action on its behalf); provided, however, that if the Borrower, in accordance with the foregoing provisions, appoints a successor Administrative Agent without the consent of the Required Banks, then the Required Banks may, by giving notice within 45 days thereafter, replace such successor Administrative Agent with a new Administrative Agent that shall be a Qualified Successor upon 30 days notice to the Borrower and to the successor Administrative Agent appointed by the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the substituted Administrative Agent, and the substituted Administrative Agent shall be discharged from its duties and obligations hereunder. After any substituted Administrative Agent’s substitution hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

12.9	Amendments Concerning Agency Function.

Neither the Administrative Agent nor any other Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

12.10	Liability of Agent.

Neither the Administrative Agent nor any other Agent shall have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder.

12.11	Transfer of Administrative Agency Function.

Without the consent of the Borrower or any Bank, the Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its affiliates or offices located in Canada, provided that the Administrative Agent shall promptly notify the Borrower and the Banks thereof.

Section 13	Miscellaneous.

13.1	Waiver.

No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.2	Notices.

All notices and other communications provided for herein shall be by telephone, telecopier, electronic mail or in writing and telephoned, telecopied, mailed (electronic or otherwise) or delivered to the intended recipient at the telephone or telecopier number or “Address for Notices” specified in its Administrative Questionnaire (as to a Bank); or:

(a)	as to the Borrower at:

Honda Canada Finance Inc.
180 Honda Blvd, Suite 200
Markham, Ontario L6C 0H9

Attention:	Treasury
Facsimile:	(905) 888-4186
E-mail:	Edward_Duklas@ch.honda.com

(b)	as to the Administrative Agent at:

Canadian Imperial Bank of Commerce, as Agent
Wholesale Banking Operations, Credit Processing Services
5th Floor, Atrium on Bay, 595 Bay Street
Toronto, Ontario M5G 2C2

Attention:	Global Agent Administration
Fax:	416-956-3830
E-mail:	Marina.Tellis@cibc.ca

with a copy to:

Canadian Imperial Bank of Commerce

Commerce Court West

199 Bay Street, 11th Floor

Toronto ON M5L 1A2

Attention:	Frank Vivacqua
Facsimile:	(416) 304-4573
E-mail:	frank.vivacqua@cibc.com

A party may change its telephone, electronic mail or telecopier number or address for notices or other communications by notice to each other party. Except as otherwise provided in Sections 2.3, 5.6 and 5.7, all notices and other communications hereunder shall be deemed to have been duly given when transmitted by electronic mail or telecopier, or personally delivered or, in the case of a mailed notice, five Business Days after the date deposited in the mails, airmail postage prepaid, in each case given or addressed as aforesaid. Telephoned notices shall be promptly confirmed by the sender by electronic mail or telecopy.

13.3	Expenses; Documentary Taxes; Indemnification.

(a) Whether or not the Effective Date shall have occurred, the Borrower agrees to pay all out-of-pocket costs and expenses of the Administrative Agent, (i)(A) including reasonable fees and disbursements of one firm acting as special counsel for the Administrative Agent, in connection with the due diligence, preparation, execution and delivery of any Credit Document, any waiver or consent thereunder or any amendment hereof or any Default or alleged Default hereunder and (B) in connection with the administration and syndication (including, without limitation, printing and distribution) of the credit facility provided hereby and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel (including the reasonably allocated costs of internal counsel if the Borrower shall not also be responsible for the costs of other counsel for such Person) in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Administrative Agent, each other Agent and each Bank against any transfer, documentary stamp, registration, recording, excise, intangible or similar taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of any Credit Document.

(b) Whether or not the Effective Date shall have occurred and whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify the Administrative Agent, each other Agent, each Bank and their Affiliates and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”) from and against all losses, settlement costs, liabilities, penalties, claims, damages or expenses that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Credit Documents, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party promptly upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement obligations will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable order of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party as determined in the final judgment of a court of competent jurisdiction.

13.4	Amendments and Waivers.

Any provision of any Credit Document to which the Banks are a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks (subject to Section 2.11(b) with respect to Defaulting Banks), (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks and except pursuant to Section 13.5(c)) or subject any Bank to any additional obligation, (ii) forgive or reduce the principal of or rate of interest on any Accommodation or any fees hereunder, (iii) postpone the date fixed for any payment of Accommodations Outstanding or interest on any Accommodation or any fees hereunder or for any termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid amount of the Accommodations Outstanding, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) amend the definition of “Required Banks,” (vi) amend, modify or waive any provision of this Section 13.4, (vii) extend the Commitment Termination Date, (viii) amend or waive any provisions in Section 5.2 or 5.8 or (ix) consent to any release or termination of the HMC Support Agreement.

13.5	Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. No Bank may participate, assign or sell any of its Credit Exposure (as defined in clause (b) below) except as required by operation of law, in connection with the mergers or consolidation of any Bank or as provided in this Section 13.5.

(b) Participations. Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Accommodation Outstanding owing to such Bank, any Commitment of such Bank and any other interest of such Bank under the Credit Documents (in respect of any such Bank, its “Credit Exposure”). Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank’s rights and obligations under the Credit Documents shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Credit Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 6; provided that no Participant shall be entitled to receive any greater amount pursuant to such Section than the transferor Bank would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement or any Credit Document, except where the result of any of the foregoing would be to extend the maturity of any Loan or Commitment or reduce the rate or extend the time of payment of interest and fees thereon or reduce the principal amount thereof.

(c) Assignments to Purchasing Banks. Any Bank may in the ordinary course of its business and in compliance with applicable law, and having given at least ten (10) Business Days’ notice to, and received the consent of, the Administrative Agent and (to the extent required under clause (ii) below) the Borrower, assign to one or more banks, other institutions, Affiliates or Approved Funds (“Purchasing Banks”) all or any part of its Credit Exposure pursuant to a supplement to this Agreement, substantially in the form of Exhibit “C” hereto (a “Transfer Supplement”), executed by such Purchasing Bank and such transferor Bank; provided, that any assignment to any Person other than a Bank or an Affiliate or Approved Fund of the assignor of less than all of its Credit Exposure shall be in an amount at least equal to $10,000,000. Upon (i) such execution of such Transfer Supplement, (ii) consent by the Administrative Agent thereto (which may not be unreasonably withheld) and consent by the Borrower thereto (which may not be unreasonably withheld), (it being acknowledged that no such consent of the Borrower shall be required if (x) an Event of Default shall then be continuing, or (y) the Purchasing Bank is a Bank or an Affiliate of the assignor), (iii) delivery of an executed copy thereof to the Borrower and the Administrative Agent, (iv) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (v) payment to the Administrative Agent of the assignment fee set forth in clause 4 of such Transfer Supplement, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agents shall be required; provided that, except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Such Transfer Supplement shall be deemed to amend this Agreement and Exhibit “G” to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank. Notwithstanding the foregoing, (i) Bank of Tokyo-Mitsubishi UFJ (Canada) shall be entitled to assign all of its Credit Exposure to The Bank of Tokyo-Mitsubishi UFJ, Ltd., Toronto Branch by providing written notice thereof to the Administrative Agent and the Borrower (such assignment not to require compliance with clause (ii) or (v) of this Section 13.5(c)) and (ii) no Defaulting Bank may be a Purchasing Bank while it is a Defaulting Bank hereunder.

In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable rateable share of Accommodations previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and the Banks hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full rateable share of all Accommodations. For greater certainty, all payments made by an assignee to an assignor that is a Defaulting Bank shall be net of amounts payable pursuant to clause (x) above, and such amounts payable pursuant to such clause (x) above shall be paid to the Administrative Agent for distribution accordingly. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(d) Disclosure of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee, and their respective counsel (including outside counsel) and other advisors, any and all financial and other information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to any Credit Document or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation of the Borrower prior to entering into this Agreement; provided, that any other information relating to the Borrower, HMC or any Subsidiary which was delivered by any such Person to any Bank on a confidential basis and which is identified as confidential may not be disclosed to any Transferee which is not an Affiliate of the transferor Bank without the prior consent of the Borrower (which may not be unreasonably withheld). Each Bank agrees to, and agrees to cause its Affiliates and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors) and any other advisors referred to in clause (i)(x) below to agree to (i) maintain the confidentiality of all such information delivered to it by the Borrower, HMC or any Subsidiary in accordance with its customary practices regarding such information on substantially the terms of the confidentiality obligations binding on such Bank under this paragraph (d), provided, that any Bank may disclose any information in its possession (x) to any of its Affiliates or its and their respective employees, officers, directors, counsel (including outside counsel), accountants (including independent auditors), and any other advisors on a need-to-know basis, (y) pursuant to any legal process or any request by any Governmental Authority or regulatory agency having jurisdiction over such Bank or its Affiliates, or (z) as may be required to defend against or prosecute any claim in connection with this Agreement or any transaction hereunder, and (ii) not deliver any such information to a Transferee or prospective Transferee, or their respective counsel or other advisors, unless such

Person agrees, in writing, to maintain such confidentiality. Notwithstanding anything to the contrary in any Credit Document, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by the Credit Documents (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

13.6	Right of Set-off.

If an Event of Default has occurred and is continuing, each of the Banks and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Credit Document to such Bank, irrespective of whether or not such Bank has made any demand under any Credit Document and although such obligations of the Borrower may be contingent or unmatured, are owed to a branch or office of such Bank different from the branch or office holding such deposit or obligated on such indebtedness, or are owed to such Bank and not to the Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank or its Affiliate shall exercise any such right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Bank or its Affiliate from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (ii) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank or its Affiliate as to which it exercised such right of set-off. The rights of each of the Banks and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Banks or their respective Affiliates may have. Each Bank may notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any Affiliate of a Bank exercises any rights under this Section, it shall share the benefit received in accordance with Section 5.8 as if the benefit had been received by the Bank of which it is an Affiliate.

13.7	Survival.

The obligations of the Borrower with respect to Sections 6.1, 6.3, 6.5 and 13.3 hereof shall survive the repayment of the Accommodations Outstanding and the termination of the Commitments.

13.8	Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13.9	Severability; Headings Descriptive.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subSections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.10	Domicile of Accommodations.

Each Bank may transfer and carry its Accommodations at, to or for the account of any branch office, subsidiary or Affiliate of such Bank.

13.11	Limitation of Liability.

No claim may be made by the Borrower or any other Person against any Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Credit Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.12	Treatment of Certain Information.

The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective subsidiaries or Affiliates and (b) acknowledges that information delivered to each Bank by the Borrower may be provided to each such subsidiary and Affiliate.

13.13	Limit on Rate of Interest.

(a) If any provision of this Agreement would obligate the Borrower to make any payment of interest or other amount payable to any Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Bank of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Bank of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid to the affected Bank under this Section 13.13; and

(ii) thereafter, by reducing any Fees and other amounts required to be paid to the affected Bank which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(b) Any amount or rate of interest referred to in this Section 13.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Accommodation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Commitment Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.

13.14	Submission to Jurisdiction; Service of Process; Venue.

Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the Province of Ontario for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties hereto irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices referred to in Section 13.2, such service to become effective 10 days after such mailing. Each of the parties hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Borrower, the Administrative Agent, the other Agents, or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

13.15	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

13.16	WAIVER OF JURY TRIAL.

THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HONDA CANADA FINANCE INC., as Borrower

By:	/s/ Harald Ladewig
	Name:	Harald Ladewig
	Title:	Vice-President & Treasurer

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ David Evelyn
	Name:	David Evelyn
	Title:	Assistant General Manager

By:	/s/ Blair Kissack
	Name:	Blair Kissack
	Title:	General Manager

CANADIAN IMPERIAL BANK OF COMMERCE, as a Bank

By:	/s/ Sheryl Holmes
Name:	Sheryl Holmes
Title:	Managing Director

By:	/s/ Raj Khanna
Name:	Raj Khanna
Title:	Executive Director

BANK OF MONTREAL, as a Bank

By:	/s/ Jeff Currie
Name:	Jeff Currie
Title:	Director

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Ralph Sehgal
Name:	Ralph Sehgal
Title:	Authorized Signatory

THE TORONTO-DOMINION BANK, as a Bank

By:	/s/ [illegible]
Name:
Title:	Authorized Signatory

BANK OF TOKYO-MITSUBISHI UFJ (CANADA), as a Bank

By:	/s/ Eijun Hoshiyama
Name:	Eijun Hoshiyama
Title:	Vice President

CITIBANK, N.A., CANADIAN BRANCH, as a Bank

By:	/s/ Jawdat Shaisha’a
Name:	Jawdat Shaisha’a
Title:	Authorized signer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Bank

By:	/s/ Richard J. Poworaznek
Name:	Richard J. Poworaznek
Title:	Executive Director

BNP PARIBAS (CANADA), as a Bank

By:	/s/ Chris Golding
Name:	Chris Golding
Title:	Director

By:	/s/ Tony Baratta
Name:	Tony Baratta
Title:	Director

MIZUHO CORPORATE BANK, LTD., CANADA BRANCH, as a Bank

By:	/s/ Kazuto Takegami
Name:	Kazuto Takegami
Title:	General Manager

EXHIBIT “A”

FORM OF BORROWER’S OFFICER’S CERTIFICATE

See attached.

CERTIFICATE OF AN OFFICER

OF

HONDA CANADA FINANCE INC.

To:	Canadian Imperial Bank of Commerce, as Administrative Agent

And To:	McMillan LLP

Re:	Amended and Restated Credit Agreement dated as of March 25, 2013 (the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, Canadian Imperial Bank of Commerce, as Administrative Agent and the other Agents and Banks party thereto

I, Harald Ladewig, hereby certify that:

1. I am the Treasurer and Vice President of Honda Canada Finance Inc., a corporation existing under the laws of Canada (the “Corporation”), and as such have knowledge of the following matters relating to the Corporation.

2. I have made all investigations and enquiries as I have considered necessary to give this Certificate and to ensure that the information contained in this Certificate is accurate and correct.

3. Attached hereto as Exhibit “A” is a true and complete copy of the certificate and articles of incorporation of the Corporation dated January 21, 1987, as amended by articles of amendment dated May 12, 1987, September 7, 2005, July 31, 2008 and August 29, 2008, issued under the federal laws of Canada (the “Articles”). The Articles are in full force and effect as of the date hereof and there have been no subsequent amendments to the Articles and no steps or proceedings have been taken or are pending to amend the Articles or to wind up or dissolve the Corporation.

4. Attached hereto as Exhibit “B” is a true and complete copy of all of the by-laws of the Corporation (the “By-laws”). The By-laws were duly enacted by the directors of the Corporation and duly sanctioned and confirmed by the shareholders of the Corporation, and the By-laws are in full force and effect as of the date hereof and there are no other by-laws of the Corporation. There have been no subsequent amendments to the By-laws and no steps or proceedings have been taken or are pending to repeal or amend the By-laws.

5. Attached hereto as Exhibit “C” is a true and complete copy of the resolutions duly passed by the directors of the Corporation on July 29, 2008 and July 3, 2012, which resolutions are in full force and effect, unamended and are the only resolutions of the directors specifically dealing with the subject matter therein, together with a copy of the approval of the Funding Committee, duly signed by the members of the Funding Committee as of the      day of March, 2013, which approval is in full force and effect, unamended and is the only approval of the Funding Committee specifically relating to the matters set forth therein.

6. The persons named in the attached Exhibit “D” are duly elected or appointed directors, officers and authorized signatories and members of the Funding Committee, as applicable, of the Corporation, holding the positions set forth in such Exhibit opposite their respective names, and the signatures set forth therein opposite their respective names are true specimens of the signatures of such directors, officers and authorized signatories and members of the Funding Committee, as applicable, of the Corporation.

7. Attached hereto as Exhibit “E” is a true and correct copy of the Keep Well Agreement dated 26th September, 2005 between Honda Motor Co., Ltd. and the Corporation (the “Keep Well Agreement”). The Keep Well Agreement has not been amended, modified or revoked and is in full force and effect as of the date hereof.

8. The Corporation is not bound by nor is it a party to any unanimous shareholder agreement which restricts in whole or in part the powers of the directors to manage or supervise the management of its business and affairs.

9. The Corporation is not insolvent, no acts or proceedings have been taken by or against the Corporation in connection with, and the Corporation has not received any notice in respect of and the Corporation is not in the course of, any liquidation, winding-up, dissolution, bankruptcy or reorganization.

10. The undersigned acknowledges that this certificate is to be relied upon by McMillan LLP in respect of the opinions to be rendered by it in connection with the transaction contemplated under the Credit Agreement, and may be relied upon by those permitted to rely on such opinion.

11. The undersigned acknowledges that this certificate may be relied upon when delivered by facsimile or other electronic transmission, including portable document file (.pdf).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF I have signed this Certificate for and on behalf of the Corporation this      day of March, 2013.

Harald Ladewig
Treasurer and Vice President

I, Yatendra Killer, in the City of Toronto and the Province of Ontario, Senior Manager Finance/Assistant Treasurer of the Corporation, do hereby certify that Harald Ladewig is the Treasurer and Vice President of the Corporation and that the signature set forth above his name is a true and correct specimen of his signature.

DATED the          day of March, 2013.

Name:	Yatendra Killer
Title:	Senior Manager Finance /Assistant Treasurer

EXHIBIT “A”

(See Articles Attached)

EXHIBIT “B”

(See By-laws Attached)

EXHIBIT “C”

HONDA CANADA FINANCE INC.

AUTHORIZING RESOLUTIONS OF

FUNDING COMMITTEE

A. Honda Canada Finance Inc. (the “Corporation”) has the power and capacity to borrow money upon the credit of the Corporation.

B. It is in the Corporation’s interest to enter into an amended and restated credit agreement (the “Credit Agreement”) by and among, the Corporation, Canadian Imperial Bank of Commerce, as Administrative Agent (the “Administrative Agent”) and each other financial institution party thereto (the “Lenders”) in an initial aggregate principal amount of $1,300,000,000 which may be increased at the option of the Corporation upon satisfaction of certain conditions precedent by an additional $375,000,000.

C. In accordance with the resolutions of the board of directors of the Corporation dated as of July 29, 2008 and July 3, 2012 regarding the authority, responsibility and members of the Funding Committee of the Corporation, the Funding Committee hereby approves the following:

1. The Corporation be and is authorized to borrow up to $1,675,000,000 upon and subject to the terms contained in, and to perform its obligations under, the Credit Agreement, substantially in the form presented to the Funding Committee.

2. The Corporation is authorized to execute and deliver to the Administrative Agent the Credit Agreement and all such other agreements and instruments as the Administrative Agent may require in connection therewith and the transactions contemplated thereunder (collectively, the “Documents”).

3. The execution and delivery of the Documents is hereby authorized, approved, ratified and confirmed, provided that the Documents are substantially in the form and contain the terms and conditions of the drafts presented to the Funding Committee, subject to such alterations, amendments or additions as may be approved by the Corporation, such authorization and approval to be conclusively evidenced by the execution and delivery of the Documents by Harald Ladewig and Jean Marc Leclerc.

4. The execution by Harald Ladewig and Jean Marc Leclerc of the said Documents shall be conclusive proof of their agreement to any amendments or additions incorporated therein and that all acts of officers, attorneys and agents of the Corporation with respect to, or in contemplation of, the transactions contemplated by any of the foregoing resolutions or the Documents, including those acts taken prior to the date hereof are, in all respects, hereby ratified, approved, authorized and confirmed.

5. Any single director or any officer of the Corporation be and each of them is hereby authorized to execute and deliver all such other documents and writings on behalf of the

Corporation under seal or otherwise and to do such acts and things as may be necessary for fulfilling the Corporation’s obligations under each of the Documents and to give effect to the foregoing resolutions.

6. These resolutions may be signed by the members of the Funding Committee in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (including those transmitted by electronic facsimile), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date of execution written below.

[SIGNATURE PAGE TO FOLLOW]

The foregoing resolution is signed by all the members of the Funding Committee of the Corporation.

DATED: March     , 2013.

Kunio Endo

Harald Ladewig

Jean-Marc Leclerc

Kenji Ichinoseki

EXHIBIT “D”

SPECIMEN SIGNATURES

(See Certificate of Incumbency Attached)

EXHIBIT “E”

KEEPWELL AGREEMENT

(See Attached)

EXHIBIT B-1

OPINION OF COUNSEL TO BORROWER

See attached.

March 25, 2013

To the Addressees Listed on Schedule “A”

Dear Sirs/Mesdames:

Re:	Honda Canada Finance Inc.—Syndicated Credit Agreement

We have acted on behalf of Honda Canada Finance Inc. (“HCFI”) in connection with the amended and restated credit agreement (the “Credit Agreement”) dated as of March 25, 2013 between HCFI, Canadian Imperial Bank of Commerce, as Administrative Agent and the other financial institutions party thereto. This opinion is delivered to you in accordance with the Credit Agreement. All capitalized terms used in this opinion and not otherwise defined have the meanings given to them in the Credit Agreement.

Scope of Investigation

For the purpose of rendering the opinions expressed herein, we have examined an executed copy of the Credit Agreement. We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of the constating documents and by-laws of HCFI, of such records of corporate proceedings of HCFI, such certificates of public officials and such other certificates, documents and records as we considered necessary for the purposes of this opinion. As to questions of fact material to the opinions expressed herein when relevant facts were not independently established by us, we have relied exclusively and without independent verification on a certificate of a senior officer of HCFI (the “Officer’s Certificate”), a copy of which has been provided to you. For purposes of the opinion in paragraph 1 below, we have relied on a certificate of compliance dated March 25, 2013 issued in respect of HCFI pursuant to the Canada Business Corporations Act (the “CBCA”).

Jurisdiction

We express no opinion as to the laws of any other jurisdiction other than the laws of the Province of Ontario, including the federal laws of Canada applicable therein (“Ontario Law”).

March 25, 2013

Assumptions

For the purposes of this opinion, we have assumed, without independent investigation or verification by us:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photocopied or facsimile copies;

(b)	that the Credit Agreement has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, each party to it other than HCFI;

(c)	that all natural persons who have executed the Credit Agreement on behalf of HCFI had the legal capacity to do so at the time of execution;

(d)	the completeness, truth and accuracy of all facts set forth in the Officer’s Certificate; and

(e)	the accuracy and currency of the indices, records and filing systems maintained at the public offices where any searches have been conducted or inquiries made.

No Opinion

We express no opinion as to:

(a)	the enforceability of any provision of the Credit Agreement that requires HCFI to pay or to indemnify any Bank or Agent for its costs and expenses, since those provisions may derogate from a court’s discretion to determine by whom and to what extent these costs should be paid;

(b)	any licences, permits or approvals that may be required in connection with the enforcement of the Credit Agreement by any Bank or Agent or a person on its behalf, whether such enforcement involves operation of the business of HCFI or a sale, transfer or disposition of the assets of HCFI;

(c)	the enforceability of any provisions in the Credit Agreement that state that amendments or waivers of or with respect to the Credit Agreement must be in writing to be effective;

(d)	the enforceability of any provisions in the Credit Agreement, which may be characterized by a Canadian court as an unenforceable penalty and not as a genuine pre-estimate of damages; and

(e)	the enforceability of any provision in the Credit Agreement pursuant to which HCFI has agreed to waive its statutory rights.

2

March 25, 2013

Qualifications

This opinion is subject to the following qualifications and reservations:

(a)	enforceability of the Credit Agreement may be limited by, and is subject to, applicable bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium, liquidation or other similar laws affecting the enforcement of creditor’s rights generally;

(b)	enforceability of the Credit Agreement may be limited by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) and no opinion is given as to any specific remedy that may be granted, imposed or rendered only in the discretion of a court of equity, including remedies such as those of specific performance and injunction;

(c)	the costs of and incidental to proceedings authorized to be taken in court or before a judge are under the discretion of the court or judge before such proceedings are brought and a court or judge has the full power to determine by whom and to what extent the costs of such proceedings shall be paid;

(d)	a court may require the discretionary powers expressed to be conferred on any party to the Credit Agreement to be exercised in good faith notwithstanding any provision to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

(e)	the enforceability of any provision in the Credit Agreement that purports to sever any provision therein, which is prohibited or held to be void, voidable, unenforceable or inoperative under applicable law without affecting the validity of the remainder of the Credit Agreement will be determined in the discretion of the court;

(f)	the enforceability of any indemnity contained in the Credit Agreement may be limited by applicable law to the extent that it directly or indirectly relates to liabilities imposed on any Agent or Bank by law for which it would be contrary to public policy to require HCFI to indemnify such Agent or Bank;

(g)	an Agent or Bank may be required to give HCFI a reasonable time to repay following a demand for payment prior to taking any action to enforce its right of repayment or before exercising any of the rights and remedies expressed to be exercisable by such Agent or Bank in the Credit Agreement;

(h)	provisions for the payment of interest and other amounts under the Credit Agreement may not be enforceable if those provisions provide for the receipt of interest at a “criminal rate” within the meaning of Section 347 of the Criminal Code (Canada);

(i)	interest after judgement is in the discretion of the court;

3

March 25, 2013

(j)	enforceability of the Credit Agreement is subject to the limitations contained in the Limitations Act, 2002, and we express no opinion as to whether a court may find any provision of the Credit Agreement to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and

(k)	the opinions expressed herein are predicated solely upon laws and regulations in existence as of the date hereof and as they currently apply and to the facts in existence as of the date hereof, and we assume no obligation to revise or supplement this opinion letter should current laws or regulations be changed by legislative action, judicial decision or otherwise.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1. HCFI is a corporation validly existing under the CBCA and has the corporate power and capacity to own or lease its properties and assets, and to enter into the Credit Agreement and to perform its obligations thereunder.

2. HCFI has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Agreement.

3. The Credit Agreement has been duly authorized, executed and delivered by HCFI.

4. The execution and delivery of the Credit Agreement and HCFI’s performance of its obligations thereunder do not conflict with, or result in any breach or default under (i) any provision of the constating documents or by-laws of HCFI or (ii) any statute or regulation of the Province of Ontario or of Canada applicable in Ontario to HCFI.

5. The Credit Agreement is enforceable against HCFI in accordance with its terms.

6. The execution and delivery by HCFI of the Credit Agreement, and the performance of its obligations thereunder, do not require any authorization, consent or approval by, qualification with, giving of notice to, order of, or filing or registration with, any governmental body, agency, ministry or department in the Province of Ontario that has not been made or obtained.

Reliance

This opinion is given solely for the benefit of the addressees identified herein, and their respective successors and permitted assigns as provided for under the Credit Agreement, in connection with the transactions contemplated by the Credit Agreement and may not be relied on by any other person or for any other purpose without our prior written consent.

Yours truly

4

Schedule “A”

Canadian Imperial Bank of Commerce

Bank of Montreal

Royal Bank of Canada

JPMorgan Chase Bank, N.A., Toronto Branch

Citibank, N.A., Canadian Branch

Bank of Tokyo-Mitsubishi UFJ (Canada)

Mizuho Corporate Bank (Canada)

BNP Paribas (Canada)

The Toronto-Dominion Bank

EXHIBIT B-2

OPINION OF SPECIAL NEW YORK COUNSEL TO HMC

See attached.

ALSTON & BIRD LLP

90 Park Avenue

New York, NY 10016

212-210-9400

Fax: 212-922-3941

www.alston.com

March 25, 2013

To: Canadian Imperial Bank of Commerce, as Administrative Agent, and the Banks party to the Credit Agreement described below

Re	Keep Well Agreement for Honda Canada Finance Inc.

Ladies and Gentlemen:

We have acted as counsel to Honda Motor Co., Ltd., a Japanese corporation (“HMC”) in connection with the negotiation, execution and delivery of the Keep Well Agreement dated as of September 26, 2005 (the “Keep Well Agreement”) between HMC and Honda Canada Finance Inc. (“HCFI”). This opinion is furnished pursuant to the “Conditions Precedent” Section in the C$1,300,000,000 Amended and Restated Credit Agreement dated as of March 25, 2013, among HCFI, as Borrower, Canadian Imperial Bank of Commerce, as Administrative Agent (the “Administrative Agent”), and the financial institutions (the “Banks”) party thereto (the “Credit Agreement”). This opinion is rendered on behalf of HMC.

We have examined the following documents:

(a)	the Keep Well Agreement, and

(b)	the Certificate of HMC as to the Keep Well Agreement dated as of the date hereof, addressed to the Administrative Agent (the “Keep Well Certificate”).

We have also examined certificates of public officials, corporate documents and records and other certificates, and made other investigations as we have deemed necessary.

We have assumed, for purposes of the opinions expressed below:

(i) The truth and accuracy of (a) all certificates, documents and records supplied to us by HMC, (b) the representations and warranties of HMC in the Keep Well Agreement with respect to the factual matters set forth in the Keep Well Agreement, and (c) all certificates of public officials.

(ii) (a) The legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity of all documents submitted to us as originals, and (d) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

March 25, 2013

(iii) That HMC (a) is validly existing as a Japanese corporation, (b) is in good standing under the laws of that Country, (c) has the corporate power to execute and deliver the Keep Well Agreement and to perform its obligations under that Agreement, (d) has taken all corporate action necessary to authorize the execution, delivery and performance of the Keep Well Agreement and (e) has duly executed the Keep Well Agreement.

Based upon the foregoing and our examination of questions of law we have deemed necessary or appropriate, and subject to the limitations and qualifications set forth below, it is our opinion that:

1. HMC has delivered the Keep Well Agreement.

2. The Keep Well Agreement is a valid and binding obligation of HMC enforceable against HMC in accordance with its terms.

3. No authorization, approval, consent, order or decree of any court or governmental authority or agency of the State of New York or of the United States of America is required in connection with the execution, delivery or performance by HMC of the Keep Well Agreement.

4. The Accommodations Outstanding, as defined in the Credit Agreement, and interest incurred by HCFI under the Credit Agreement (the “HCFI Indebtedness”) constitute “Debt,” as defined in the Keep Well Agreement.

5. To the extent that a Bank is a holder of HCFI Indebtedness, it will be a “Benefited Holder” as defined in the Keep Well Agreement.

Our opinions are subject to the following additional qualifications:

A. Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing.

B. Indemnities, rights of contribution, exculpatory provisions and waivers may be limited on public grounds.

Our opinions are limited to the laws of the State of New York and the federal laws of the United States of America.

Our opinions in 4 and 5 above are based upon the Keep Well Certificate.

March 25, 2013

The information contained in this letter is current as of its date, and we disclaim any undertaking to advise you of changes which may be brought to our attention after the date of this letter.

This opinion is being furnished to you in connection with the transactions contemplated by the Credit Agreement, is solely for your benefit and is not to be relied upon for any other purpose or by any other person without our prior written consent, except that each Bank from time to time becoming party to the Credit Agreement pursuant to the terms thereof may rely upon our opinions set forth in this letter in connection with those transactions, subject to all of the limitations, qualifications, exceptions and assumptions contained herein and as if it were addressed to such Bank on the date hereof.

Very truly yours, ALSTON & BIRD LLP

By
Gary D. Roth
A Partner

EXHIBIT B-3

OPINION OF JAPANESE COUNSEL TO HMC

See attached.

March 25, 2013

OPINION OF COUNSEL FOR HONDA MOTOR CO., LTD.

To: Canadian Imperial Bank of Commerce, as Administrative Agent, and the Banks party to the Credit Agreement described below

Re: Keep Well Agreement for Honda Canada Finance Inc.

Ladies and Gentlemen:

We have acted as legal advisers for Honda Motor Co., Ltd. (“Honda”) with respect to certain matters of Japanese law in connection with the execution and delivery by Honda Canada Finance Inc. (“HCFI”) of the $1,300,000,000 Amended and Restated Credit Agreement dated as of March 25, 2013 among HCFI, as borrower, the Administrative Agent, and the banks (the “Banks”) party thereto (the “Credit Agreement”). Capitalized terms defined in the Credit Agreement shall have the same meanings herein, unless otherwise defined herein. This opinion is furnished pursuant to Section 7.1(h) of the Credit Agreement.

In this connection, we have examined such documents, including originals or certified copies of the Articles of Incorporation and the Regulations of the Board of Directors of Honda, and have made such other investigations and inquiries as we considered necessary or desirable to enable us to render the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that:

1. Honda is a corporation validly existing under the laws of Japan and has full power and authority (corporate and otherwise) to own its properties and to conduct its business as presently conducted.

2. Honda has the requisite corporate power and authority to enter into the Keepwell Agreement dated September 26, 2005 (the “Keep Well Agreement”) between Honda and HCFI and to perform its obligations thereunder. The Keep Well Agreement has been duly authorized, executed and delivered by Honda and constitutes a valid and legally binding obligation of Honda, enforceable against Honda in accordance with its terms under the laws of Japan, and all Accommodations Outstanding (as defined in the Credit Agreement) and interest incurred under the Credit Agreement have been specifically confirmed by Honda in writing to be “Debt” of HCFI (as such term is referred to in the Keep Well Agreement).

3. No authorization, approval, consent, exemption or license from, or registration with, any governmental authority of Japan is required as a condition to the validity of, or for the execution and delivery of, the Keep Well Agreement or for the performance by Honda of its obligations thereunder.

4. The execution, delivery and performance by Honda of its obligations under the Keep Well Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any Japanese law, regulation, rule, order or judgment or under any provision of the Articles of Incorporation or the Regulations of the Board of Directors of Honda, or any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument known to us to which Honda is a party or by which Honda is bound or to which any of the material property or assets of Honda is subject.

5. The payment obligations of Honda which may arise under the Keep Well Agreement are at least pari passu in priority of payment with all unsecured and unsubordinated indebtedness of Honda and all indemnities or other like obligations relating to such indebtedness.

6. A Japanese court may render a judgment in any foreign currency to enforce obligations of Honda that are payable in such currency.

7. Under the Japanese Civil Code, the holders of any “Debt” (as such term is referred to in the Keep Well Agreement) have a mechanism for procuring the enforcement of the Keep Well Agreement against Honda, in that, if such holders need to protect their rights as creditors of HCFI, including in the event of bankruptcy of HCFI, they may procure the enforcement of the Keep Well Agreement directly or, in the event of bankruptcy of HCFI, through the appropriate insolvency officer or trustee in bankruptcy of HCFI.

The foregoing opinions are subject to the following qualifications.

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein.

(ii)	We are attorneys licensed to practice law in Japan and have acted in such capacity and we do not purport to be expert as to the laws of any jurisdiction other than Japan; accordingly, the opinions expressed above are limited to Japanese law and we neither express nor imply any view or opinion with regard to the requirements of any jurisdiction other than Japan.

(iii)	In this opinion letter, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

(iv)	The above opinions do not cover any matters relating to tax law.

(v)	The legality, validity, binding nature and enforceability of the Keep Well Agreement may be limited by the application of bankruptcy, insolvency, reorganisation, civil rehabilitation, fraudulent conveyance and other similar laws relating to or affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

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(vi)	The legality, validity, binding nature and enforceability of the Keep Well Agreement is subject to and may be limited by statutes of limitation, court procedures and the full discretion of the courts to consider the public order and good morals doctrine as provided in Article 90 of the Civil Code, general principles of good faith and sincerity and the obligation to act in a reasonable manner as provided in Article 1, Paragraph 2 of the Civil Code, the abuse of rights doctrine as provided in Article 1, Paragraph 3 of the Civil Code and the public order and good morals doctrine as provided in Article 42 of the General Law concerning Application of Laws.

(vii)	Japanese courts may not give full effect to an indemnity for legal costs.

(viii)	We express no opinion with respect to the availability of specific performance or injunctive relief or any provisional remedy. For the purpose of this opinion letter, an obligation is “enforceable” against the obligor if the obligee is at least entitled to a judgment of a Japanese court which orders that obligor to pay to the obligee compensation for damages suffered by the obligee as a result of the obligor’s breach of such obligation.

(ix)	The opinions expressed above are given as of the date hereof, and no obligation is undertaken to advise you of any changes in any matters set for herein after the date hereof.

This opinion letter is being furnished to you in connection with the transactions contemplated by the Credit Agreement, is solely for your benefit and is not to be relied upon for any other purpose or by any other person without our prior written consent, except that each Bank from time to time becoming party to the Credit Agreement pursuant to the terms thereof may rely upon our opinions set forth in this letter in connection with those transactions.

Very truly yours,

MORI HAMADA & MATSUMOTO

By:
Yasuzo Takeno

By:
Eiko Hakoda

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EXHIBIT “C”

TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”) dated as of                      between                      (“Assignor”) and                      (the “Purchasing Bank”).

W I T N E S S E T H:

WHEREAS, the Assignor has made Accommodations to Honda Canada Finance Inc., a Canadian corporation (the “Borrower”), pursuant to the $1,300,000,000 amended and restated credit agreement, dated as of March     , 2013 (as the same may be amended, supplemented, amended and restated or otherwise modified through the date hereof, the “Credit Agreement”), among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. All capitalized terms used and not otherwise defined herein shall have the respective meaning specified in the Credit Agreement; and

WHEREAS, the Purchasing Bank desires to purchase and assume from Assignor, and the Assignor desires to sell and assign to Purchasing Bank, certain rights, title, interest and obligations under the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

i. The Assignor hereby sells and assigns to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a     % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor as in effect on the Effective Date in any Accommodations Outstanding owing to the Assignor or Commitment of the Assignor and any other interest of the Assignor under the Credit Agreement.

ii. The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of the Accommodations Outstanding owing to it (without giving effect to assignments thereof which have not yet become effective) is $        ; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

iii. The Purchasing Bank confirms that it has received a copy of the Credit Agreement, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Credit Agreement; agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and will make its own credit analysis, appraisals, and decisions in taking or not taking action under the Credit Agreement; appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and specifies as its address for notices and Applicable Lending Offices, the offices set forth beneath its name on the signature pages hereof.

iv. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which (a) it shall have been executed and delivered by the parties hereto, (b) the consent of the Administrative Agent shall have been obtained and, if no Event of Default is continuing, the consent of the Borrower shall have been obtained, (c) copies hereof shall have been delivered to the Administrative Agent and the Borrower, (d) the Purchasing Bank shall have paid to the Assignor the agreed purchase price and (e) the Assignor or Purchasing Bank shall have paid an assignment fee to the Administrative Agent in the amount of $3,500.

v. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Credit Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

vi. From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank. [It is understood that all fees accrued to the Effective Date are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee]. The Assignor and Purchasing Bank shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

9. The Purchasing Bank hereby agrees that the Commitment Termination Date shall be                     .

10. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Purchasing Bank’s Address] [Lending Offices]
[NAME OF PURCHASING BANK]

By:
Name:
Title:

Consented to this day of . 20 .

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:
Name:
Title:

Consented to this day of . 20 .

HONDA CANADA FINANCE INC.

By:
Name:
Title:

EXHIBIT “D”

[Date]

Canadian Imperial Bank of Commerce,

as Administrative Agent

Wholesale Banking Operations, Credit Processing Services

5th Floor, Atrium on Bay, 595 Bay Street

Toronto, Ontario M5G 2C2

Attention: Global Agent Administration

Fax: 416-956-3830

Email: Marina.Tellis@cibc.ca

Ladies and Gentlemen:

Reference is made to the $1,300,000,000 amended and restated credit agreement dated as of March     , 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests that the total Commitments be increased as follows:

Amount of Requested Increase in total Commitments:	$

Date on which the increase is requested to become effective:	, 20

HONDA CANADA FINANCE INC.

By:
Name:
Title:

EXHIBIT “E”

To:	Banks party to the Credit
Agreement (defined below)

Ladies and Gentlemen:

Reference is made to the $1,300,000,000 amended and restated credit agreement dated as of March     , 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to the attached letter dated                      and addressed to the undersigned as Administrative Agent, the Borrower requested the Banks to agree that the total Commitments be increased by $         in accordance with the provisions of Section 2.9 of the Credit Agreement.

Enclosed herewith is background information to assist you in considering the request. Also enclosed is the form of notice of acceptance in substantially the form of Exhibit F to the Credit Agreement. Banks wishing to increase their Commitment by all or a portion of their Pro Rata Share of the proposed increase amount should execute and return their notice of acceptance (via facsimile:         ) to the undersigned no later than             . Any Bank that does not deliver such a notice within such period shall be deemed to have declined to increase its Commitment.

If you have any questions, please contact the undersigned. Thank you for your prompt consideration of this request.

Very truly yours,

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:
Name:
Title:

EXHIBIT “F”

[Date]

Canadian Imperial Bank of Commerce,

as Administrative Agent

Wholesale Banking Operations, Credit Processing Services

5th Floor, Atrium on Bay, 595 Bay Street

Toronto, Ontario M5G 2C2

Attention: Global Agent Administration

Fax: 416-956-3830

Email: Marina.Tellis@cibc.ca

Ladies and Gentlemen:

Reference is made to the $1,300,000,000 amended and restated credit agreement dated as of March     , 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement and subject to the conditions thereof, the undersigned agrees/declines to increase its Commitment by $         pursuant to the request of the Borrower that the total Commitments be increased by $        .

Any Bank that does not deliver this notice within a period of 10 days from the date of the Administrative Agent’s notice shall be deemed to have declined to increase its Commitment.

Very truly yours, [NAME OF BANK]

By:
Name:
Title:

EXHIBIT “G”

Commitments

Bank	Commitment
Canadian Imperial Bank of Commerce	$215,000,000
Royal Bank of Canada	$215,000,000
Bank of Montreal	$215,000,000
Bank of Tokyo-Mitsubishi UFJ (Canada)	$200,000,000
The Toronto-Dominion Bank	$200,000,000
Mizuho Corporate Bank, Ltd., Canada Branch	$105,000,000
JPMorgan Chase Bank, N.A., Toronto Branch	$50,000,000
Citibank, N.A., Canadian Branch	$50,000,000
BNP Paribas (Canada)	$50,000,000

EXHIBIT “H”

FORM OF DRAWING NOTICE

[Date]

Canadian Imperial Bank of Commerce,

as Administrative Agent

Wholesale Banking Operations, Credit Processing Services

5th Floor, Atrium on Bay, 595 Bay Street

Toronto, Ontario M5G 2C2

Attention: Global Agent Administration

Fax: 416-956-3830

Email: Marina.Tellis@cibc.ca

Dear Ladies and Gentlemen:

Reference is made to the $1,300,000,000 amended and restated credit agreement dated as of March     , 2013 (as amended, supplemented or restated from time to time the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.4 of the Credit Agreement that the Borrower requests a Drawing under the Credit Agreement, and, in that connection, sets forth below the information relating to such Drawing (the “Proposed Drawing”) as required by Section 2.4(d) of the Credit Agreement:

1. The Drawing Date of the Proposed Drawing, being a Business Day, is —.

2. The aggregate Face Amount of Drafts to be accepted and purchased is Cdn. $—.1

3. The maturity date for the Drafts is —, representing a term to maturity of approximately — month[s].2

[1]	Specify a minimum of $10,000,000 and an integral multiple of $1,000,000.
[2]	Specify either 1, 2, 3 or 6 months.

Yours truly, HONDA CANADA FINANCE INC.

By:
Authorized Signing Officer

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EXHIBIT “I”

FORM OF EXTENSION REQUEST

[Date]

Canadian Imperial Bank of Commerce,

as Administrative Agent

Wholesale Banking Operations, Credit Processing Services

5th Floor, Atrium on Bay, 595 Bay Street

Toronto, Ontario M5G 2C2

Attention: Global Agent Administration

Fax: 416-956-3830

Email: Marina.Tellis@cibc.ca

Dear Sirs:

Reference is made to the $1,300,000,000 amended and restated credit agreement dated as of March     , 2013 (as may be further amended, supplemented, restated or amended and restated from time to time, the “Credit Agreement”) among Honda Canada Finance Inc., as Borrower, the Banks party thereto, Canadian Imperial Bank of Commerce, as Administrative Agent, and the other Agents party thereto. Undefined capitalized terms have the meanings set forth therefor in the Credit Agreement.

The undersigned hereby requests, pursuant to Section 2.10 of the Credit Agreement, the consent required thereunder from the Banks to extend the Existing Commitment Termination Date to a date which is one year after the Existing Commitment Termination Date.

HONDA CANADA FINANCE INC.

By:
Authorized Signing Officer

By:
Authorized Signing Officer